UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
 _____________________________________

	Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ENSTAR GROUP LIMITED
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Fellow Shareholder:
On behalf of Enstar Group Limited's Board of Directors, I invite you to join us at a Special Meeting of Shareholders on , November , 2019 at 9:00 a.m. Atlantic time, which will be held at our headquarters, Windsor Place, 3rd Floor, 22 Queen Street, in Hamilton, Bermuda.
The Special Meeting has been called to approve an amendment and restatement of the Enstar Group Limited 2016 Equity Incentive Plan. The proposed amendments would allow us to make equity awards through the use of a Joint Share Ownership Plan, or JSOP, structure. In connection with implementing the JSOP structure, we are also seeking authorization of an additional 650,000 ordinary shares for use under the Amended and Restated Plan. The addition of the JSOP to the Amended and Restated Plan will enable us to provide long-term equity incentive awards that are tax-efficient for U.K. tax residents. For more information, see "The Proposal" section in the accompanying proxy statement.
Your support is important, so please vote as soon as possible by completing, dating, signing and returning the enclosed proxy card in the enclosed postage prepaid envelope. You may also vote using the Internet or telephone by following the instructions on the enclosed proxy card.

Sincerely,

Robert J. Campbell
Chairman of the Board

ENSTAR GROUP LIMITED
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
November , 2019
To the shareholders of Enstar Group Limited:
Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Enstar Group Limited (the "Company" or "Enstar") will be held at the following time and location for the following purpose:

When:	, November , 2019 at 9:00 a.m. Atlantic time
Where:	Windsor Place, 3rd Floor 22 Queen Street Hamilton, Bermuda HM11
Item of Business:	To approve an amendment and restatement of the Enstar Group Limited 2016 Equity Incentive Plan.
Who Can Vote:	Only holders of record of our voting ordinary shares at the close of business on October , 2019 are entitled to notice of and to vote at the meeting.
You are cordially invited to attend the Special Meeting in person. To ensure that your vote is counted at the meeting, however, please vote as promptly as possible. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your vote by proxy is revocable at your option in the manner described in the accompanying proxy statement.

By Order of the Board of Directors,

Audrey B. Taranto
General Counsel and Corporate Secretary
Hamilton, Bermuda
October , 2019

Cautionary Statement Regarding Forward-Looking Statements
This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to our compensation policies and practices. Statements that include words such as "estimate", "project", "plan", "intend", "expect", "anticipate", "believe", "would", "should", "could", "seek", "may" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. Forward-looking statements may appear throughout this proxy statement, including in the Annual Incentive Plan section under the caption "Compensation Discussion and Analysis".
These statements include statements regarding the intent, belief or current expectations of the Company and its management team. Investors are cautioned that any such forward-looking statements speak only as of the date they are made, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Additional important risk factors regarding the Company can be found under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018. Furthermore, the Company undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

i

ENSTAR GROUP LIMITED
Windsor Place, 3rd Floor
22 Queen Street
Hamilton, Bermuda

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS

1.	Why am I receiving these proxy materials?
We have made these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Enstar Group Limited (the "Company" or "Enstar") for use at a Special Meeting of Shareholders (the "Special Meeting") of the Company to be held on November , 2019 at 9:00 a.m. Atlantic time at our Company headquarters, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, Bermuda, and at any postponement or adjournment thereof. These proxy materials are first being sent or given to shareholders on October , 2019. You are invited to attend the Special Meeting and are requested to vote on the amendment and restatement of the Enstar Group Limited 2016 Equity Incentive Plan (the "Amended and Restated Plan") as described in this proxy statement (the "Proxy Statement").

2.	What is included in these proxy materials?
These "proxy materials" include the notice of Special Meeting (the "Notice"), this Proxy Statement and the accompanying proxy card.

3.	What matters are being voted on at the Special Meeting?
 Shareholders will vote on the following proposals at the Special Meeting:

1.	To approve an amendment and restatement of the Enstar Group Limited 2016 Equity Incentive Plan.

2.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

4.	Why is the Company seeking shareholder approval of the Amended and Restated Plan?
 The Amended and Restated Plan (as described below under "The Proposal - Approval of the Amended and Restated Enstar Group Limited 2016 Equity Incentive Plan") will enable the Company to provide long-term equity incentive awards that are tax-efficient for U.K. tax residents. The proposed amendments would allow us to make equity awards through the use of a Joint Share Ownership Plan ("JSOP") structure. In connection with implementing the JSOP structure, we are also seeking authorization of an additional 650,000 ordinary shares for use under the Amended and Restated Plan. The Amended and Restated Plan will be an amendment and restatement of the existing 2016 Equity Incentive Plan, and therefore shareholder approval is required. In order to implement the Amended and Restated Plan in 2019, the Company has called the Special Meeting as described in the Notice included in this Proxy Statement.

5.	What is the Board’s voting recommendation?
 The Board recommends that you vote your shares "FOR" approval of the amendment and restatement of the Company's 2016 Equity Incentive Plan.

6.	What happens if shareholders do not approve the Amended and Restated Plan?
If shareholders do not approve the Amended and Restated Plan, our existing 2016 Equity Incentive Plan will continue to remain in full force and effect without modification, and we would not be able to offer JSOP awards to key executives who are U.K. tax residents. This would limit our flexibility to make tax-efficient awards that would help us retain and incentivize key executives. Failure of our shareholders to approve the Amended and Restated Plan also would not affect the rights of existing award holders under our existing 2016 Equity Incentive Plan or under any previously granted awards under that plan.

Enstar Group Limited	1	Special Meeting Proxy Statement

7.	Are the proxy materials also available electronically?
Our proxy materials are also available on our website at https://investor.enstargroup.com/annual-reports.

8.	Who may vote at the Special Meeting?
Only holders of record of our voting ordinary shares as of the close of business on October , 2019 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. Holders of our non-voting convertible common shares are welcome to attend the Special Meeting but may not vote these shares at the meeting or any postponement or adjournment thereof. As used in this Proxy Statement, the term "ordinary shares" does not include our non-voting convertible common shares. As of the Record Date, there were ordinary shares issued and outstanding and entitled to vote at the Special Meeting, which number includes   unvested restricted shares. Each ordinary share entitles the holder thereof to one vote.

9.	What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of American Stock Transfer & Trust Company, our stock transfer agent, you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar institution, then you are the beneficial owner of shares held in street name, and the proxy materials were forwarded to you by that institution. The institution holding your account is considered the shareholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to instruct that institution on how to vote the shares held in your account.

10.	What do I do if I received more than one set of proxy materials?
If you receive more than one set of proxy materials because you have multiple accounts, you should provide voting instructions for all accounts referenced to be sure all of your shares are voted.

11.	How do I vote?
We hope that you will be able to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting in person, we urge you to vote your shares at your earliest convenience by one of the methods described below, so that your shares will be represented.
Shareholders of record can vote any one of four ways:

VIA THE INTERNET	You may vote by proxy via the Internet by following the instructions provided in the Notice.
BY MAIL	You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.
BY TELEPHONE	You may vote by proxy by calling the telephone number found on the Internet voting site or on the proxy card.
IN PERSON

You, or a personal representative with an appropriate proxy, may vote by ballot at the Special Meeting. We will give you a ballot when you arrive. If you need directions to the Special Meeting, please call our offices at (441) 292-3645.

If you own shares in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to shareholders owning shares

Enstar Group Limited	2	Special Meeting Proxy Statement

through most banks and brokers. If you own shares in street name and you wish to attend the Special Meeting to vote in person, you must obtain a legal proxy from the institution that holds your shares and attend the Special Meeting, or send a personal representative with the legal proxy, to vote by ballot. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy.

12.	What is the voting deadline if voting by Internet or telephone?
 If you vote by Internet or by telephone, you must transmit your vote by 11:59 p.m. Eastern time on November , 2019.

13.	How can I attend the Special Meeting?
You may attend the Special Meeting if you were an Enstar shareholder of record as of the close of business on October , 2019 or you hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. If you are a shareholder of record, your name will be verified against the list of shareholders of record on the Record Date prior to your being admitted to the Special Meeting. If you are not a shareholder of record but hold shares through a broker, trustee or nominee, you should provide proof of beneficial ownership on the Record Date, such as a recent account statement showing your ownership, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

14.	What is the quorum requirement for the Special Meeting?
 Two or more shareholders present in person or by proxy and entitled to vote at least a majority of the shares entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. A broker non-vote occurs when a beneficial owner of shares held in street name does not provide voting instructions and, as a result, the institution that holds the shares is prohibited from voting those shares on certain proposals. Shares that are properly voted on the Internet or by telephone or for which proxy cards are properly executed and returned, but lacking voting directions, will be counted toward the presence of a quorum.

15.	How are proxies voted?
 Shares that are properly voted on the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Special Meeting in accordance with the directions given or, in the absence of directions, in accordance with the Board’s recommendations as set forth in "What is the Board’s voting recommendation?" above. If any other business is brought before the meeting, proxies will be voted, to the extent permitted by applicable law, in accordance with the judgment of the persons voting the proxies.
The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, you may vote by proxy, meaning you authorize individuals named on the proxy to vote your shares. If you do not vote by proxy or in person at the Special Meeting, your shares will not be voted. If you own shares in street name, you may instruct the institution holding your shares on how to vote your shares. If you do provide voting instructions, the institution may not vote your shares on your behalf with respect to any matters being considered at the Special Meeting.

16.	What are the voting requirements to approve the proposal?

Proposal	Voting Requirements	Effect of Abstentions	Effect of Broker Non-Votes
Approval of the amendment and restatement of the Company's 2016 Equity Incentive Plan	Affirmative Vote of Majority of Votes Cast	No effect on outcome	No effect on outcome
The proposal to be voted on at the Special Meeting is adopted by a majority of votes cast (as indicated in the table above), which means that the proposal must receive more votes "for" than votes "against" to be adopted. Abstentions and broker non-votes are not considered votes for the purposes the proposal, and therefore have no effect on the adoption of the proposal.

Enstar Group Limited	3	Special Meeting Proxy Statement

17.	How can I change my vote after I have voted?
 You may revoke your proxy and change your vote at any time before the final vote at the Special Meeting. You may vote again on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to 11:59 p.m. Eastern time on November , 2019 will be counted), by filling out and returning a new proxy card bearing a later date, or by attending the Special Meeting and voting in person. However, your attendance at the Special Meeting will not automatically revoke your proxy unless you vote again at the Special Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Special Meeting to our Corporate Secretary at Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX Bermuda.

18.	How are proxies being solicited and who pays the related expenses?
 We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to the beneficial owners of our ordinary shares. In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies personally or by telephone or other electronic means without extra compensation, other than reimbursement for actual expenses incurred in connection with the solicitation. In addition, we have retained Innisfree M&A Incorporated, located at 501 Madison Avenue, 20th Floor, New York, NY, 10022, a professional proxy solicitation firm, to provide customary solicitation services for a fee of approximately $22,500 plus out of pocket expenses.

19.	To which periods do the compensation-related disclosures contained in this Proxy Statement relate?
In accordance with the applicable rules of the Securities and Exchange Commission, the director and executive compensation-related disclosures in this Proxy Statement generally relate to our most recently completed fiscal year, which is fiscal year 2018. Where appropriate, in certain instances, we have also included updated information related to the currently ongoing fiscal year 2019. For example, in "Executive Compensation - Compensation Discussion and Analysis", we have included updated information regarding our financial performance during the first six months of 2019, as well as the results of our shareholder vote on compensation at our most recent 2019 annual general meeting.  However, this updated information did not influence or impact our compensation-related decisions in respect of fiscal year 2018.

20.	Who should I contact if I have questions about this Proxy Statement, the Proposal or voting my shares at the Special Meeting?
If you have any questions about the proxy materials, Special Meeting or how to vote your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

Enstar Group Limited	4	Special Meeting Proxy Statement

THE PROPOSAL
APPROVAL OF THE AMENDED AND RESTATED
ENSTAR GROUP LIMITED 2016 EQUITY INCENTIVE PLAN
On September 19, 2019, our Board adopted, subject to shareholder approval, an amendment and restatement of our 2016 Equity Incentive Plan, which is referred to, as so amended and restated, as the "Amended and Restated Plan", and is referred to, prior to such amendment and restatement, as the "2016 Equity Incentive Plan" or the "Equity Plan". The Amended and Restated Plan includes a new "Joint Share Ownership Plan" or "JSOP" as a sub-plan of the Amended and Restated Plan.
Summary of Proposed Amendments
We established the Equity Plan on June 14, 2016, and it was approved by 99% of votes cast at our 2016 Annual General Meeting. The Equity Plan is intended to provide stock-based awards to our employees, non-employee directors and consultants, but does not currently provide for awards granted through a JSOP. The only changes in the proposed Amended and Restated Plan from the Equity Plan are: (i) those related to the addition of the JSOP structure and sub-plan and (ii) the authorization of an additional 650,000 ordinary shares of the Company (the "Additional Shares") for use under the Amended and Restated Plan. To date, the Equity Plan has allowed us to make equity-based compensation awards to our senior employee population beyond our executive officers, to promote alignment of interests with our shareholders and to motivate, retain and recruit the talented individuals critical to our future growth and profitability. Our Board believes that the addition of the JSOP to the Amended and Restated Plan will enable us to provide long-term equity incentive awards that are tax-efficient for U.K. tax residents, which is a useful tool that would help us retain and incentivize key executives.
As of September 30, 2019, there were 432,293 ordinary shares of the Company ("Shares") available for issuance in connection with awards granted under the Equity Plan, and awards outstanding under the Equity Plan comprised 183,327 PSUs, 94,147 SARs, 78,359 RSUs and 11,430 restricted share awards. The closing sale price of our Shares as of October 15, 2019 was $190.83 per share, as reported on The NASDAQ Global Select Market. The Amended and Restated Plan would increase the maximum number of Shares that are available under the plan by 650,000. If approved, these Additional Shares will be available to make awards to eligible individuals under the Amended and Restated Plan, including through the JSOP.
Under the JSOP, Grantees would acquire jointly held interests in Shares together with the trustee of an employee benefit trust (an "EBT") at fair market value, pursuant to the terms of a joint ownership agreement. A Grantee in the JSOP makes a payment to the Company equal to either the initial value of the Shares underlying the grant or the tax due on the initial fair market value of the Grantee's interest. The Shares underlying any JSOP grant remain in the EBT, and the Grantee receives the value of the appreciation above a threshold on a set number of Shares, measured between date of grant and a pre-set measuring date. Our Compensation Committee (the "Committee"), in granting a JSOP award, can set performance and other conditions, typically related to share price appreciation above a hurdle, that must be met in order for the award to vest. At vesting, the trustee of the EBT will decide, based on the recommendation of the Committee, whether to sell Shares in the market and deliver cash to the Grantee or to deliver the Shares directly to the Grantee. The JSOP structure is designed to allow the Grantee to pay capital gains tax (rather than income tax) on the value received from the award at vesting. The JSOP structure is intended to be a tax-favored means of providing for long-term incentive compensation to Grantees who are U.K. tax residents.
Because a JSOP award delivers value above a threshold but the full number of Shares are held by the EBT, the JSOP can require a significant number of Shares. However, any JSOP we establish would be established on the basis that any Shares not delivered to the Grantee would be available solely for future JSOP awards under the Amended and Restated Plan. If the Company terminates the EBT, any remaining Shares in the EBT would revert to the Company, but such Shares would not be available for issuance in connection with any other awards under the Amended and Restated Plan.
The Committee has undertaken preliminary analysis and consideration of a potential long-term incentive award to our Chief Executive Officer, a U.K. tax resident. Subject to further review, the award would likely be structured as a JSOP award that is subject to time-based and performance-based vesting conditions to be determined, which may include share price appreciation above a hurdle. As of the date of this Proxy Statement, however, we have no definitive agreements or understandings to issue any JSOP awards and any future grants will be subject to the discretion of the Committee. Accordingly, if the Amended and Restated Plan is approved by shareholders, the Additional Shares may be contributed to an EBT in connection with a future JSOP award to our Chief Executive Officer, or they may be used to make other awards (including JSOP awards) to other eligible individuals under the Amended and Restated Plan.

Enstar Group Limited	5	Special Meeting Proxy Statement

If our shareholders approve this proposal, we expect that any JSOP awards will be structured as issuances to non-U.S. persons outside of the United States that are exempt from registration pursuant to Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). With respect to other equity compensation awards, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the Additional Shares available for issuance pursuant to the Amended and Restated Plan.
Key Data
The Committee monitors our annual burn rate and total dilution by granting only the number of share-based awards that it believes is necessary to attract, reward and retain our talent. "Burn rate" refers to how quickly a company uses its supply of Shares authorized for issuance under a plan. "Dilution" measures the degree to which our shareholders' ownership has been diluted by the share-based compensation we award under our plan.
The table set forth below shows our burn rate and dilution percentages over the past three years under the Equity Plan. We calculate burn rate by dividing the number of Shares subject to equity awards granted during the fiscal year by the weighted-average number of Shares (basic) outstanding during such fiscal year. We calculate dilution by dividing the number of Shares subject to equity awards outstanding at the end of the fiscal year by the number of Shares outstanding (basic) at the end of the fiscal year. The calculations below do not include Shares related to our Employee Share Purchase Plan or our Amended and Restated Enstar Group Limited Deferred Compensation and Ordinary Share Plan for Non-Employee Directors.

	2018	2017	2016	3-Year Average
Burn Rate	0.21%	0.95%	0.23%	0.46%
Dilution	1.02%	1.16%	0.41%	0.86%
Summary of the Key Terms of the Amended and Restated Plan
This section summarizes the material terms of the Amended and Restated Plan. The full text of the Amended and Restated Plan is set forth in Appendix A to this Proxy Statement. Certain features of the Amended and Restated Plan are summarized below, but the summary is qualified in its entirety by reference to the full text of the Amended and Restated Plan. All capitalized terms not defined in this proposal have the meanings set forth in the Amended and Restated Plan.
Amended and Restated Plan Snapshot

What the Amended and Restated Plan DOES		What the Amended and Restated Plan DOES NOT DO
☑	Performance-based awards vest on a pro rata basis upon a Change in Control	☒	No liberal Change in Control definition
☑	Requires 12-month minimum vesting period for options/SARs (with 5% carve out pool)	☒	No evergreen renewal provision
☑	Applies annual award limits for employees and directors	☒	No granting of reload options
☑	Awards under plan are subject to our Clawback Policy	☒	No excise tax gross-up provision
☑	Shareholder approval is required to issue additional shares	☒	No single-trigger acceleration of awards upon a Change in Control if acquirer assumes the award or substitutes a new award
☑	All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying Shares on the grant date	☒	No repricing or cash buy-out of underwater options and SARs without shareholder approval
Eligibility for Participation
All employees, non-employee directors and consultants are legally eligible to participate in the Equity Plan. As of October 14, 2019, total eligible participants included eight executive officers, the Company's nine non-employee directors and approximately 1,500 others. Such employees, non-employee directors and consultants will continue to be eligible to receive an award under the Amended and Restated Plan if he or she is selected to receive an award by the Committee. An individual who receives an award under the Amended and Restated Plan is referred to in this proposal as a "Grantee". Although eligible under the Amended and Restated Plan, the Committee does not currently have any intention of granting JSOP awards to non-employee directors or consultants.

Enstar Group Limited	6	Special Meeting Proxy Statement

Administration of the Amended and Restated Plan
The Committee would administer the Amended and Restated Plan, select the employees, non-employee directors and consultants who are eligible to participate, and determine the timing and amounts of any awards and the specific provisions of award agreements.
Available Shares under the Amended and Restated Plan
Of the Shares authorized for issuance in connection with awards made under the Equity Plan, there were 432,293 Shares available as of September 30, 2019. In addition, the Equity Plan also authorizes any Shares that are subject to an award under our 2006 Equity Incentive Plan (“the 2006 Equity Plan”) that expires or is canceled, terminated, forfeited or settled in cash which underlying Shares would have become available for future award under the 2006 Equity Plan. The maximum aggregate number of Shares that may be issued under the Amended and Restated Plan is equal to the (i) number of Shares that remain available for use in connection with Awards under the Equity Plan immediately prior to the date on which the amendment and restatement is approved by our shareholders, (ii) any Shares that are subject to an award under the 2016 Equity Incentive Plan as of the date on which the amendment and restatement is approved by our shareholders that expires or is canceled, terminated, forfeited or settled in cash and would have become available for future award under the 2016 Equity Incentive Plan (including Shares that would have become available for future award under the 2006 Equity Plan as described above) and (iii) the Additional Shares. Shares issuable under the Amended and Restated Plan consist of authorized but unissued Shares and/or previously issued Shares that the Company reacquires.
In general, if any outstanding awards granted under the Amended and Restated Plan expire, terminate, are forfeited or are settled in cash, the Shares reserved for those awards will be available for subsequent awards. However, the following Shares will not again become available for issuance under the Amended and Restated Plan: (i) awarded Shares that are withheld by the Company to satisfy any tax withholding obligation or any previously acquired Shares tendered in payment of taxes relating to an award; (ii) Shares that would have been issued upon exercise of an option but for the fact that the exercise was pursuant to a "net-exercise" arrangement; (iii) Shares covered by a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon its exercise; and (iv) Shares that are repurchased by the Company using option exercise proceeds. In addition, with respect to JSOP awards, the EBT would retain any Shares not used to settle the JSOP award solely for use in future JSOP awards under the Amended and Restated Plan. When the EBT is no longer needed for future JSOP awards, the Company intends to terminate the EBT and have its remaining Shares returned to the Company, but such Shares would not be available for issuance in connection with any other awards under the Amended and Restated Plan.
Stock Options
A stock option entitles a Grantee, on the exercise thereof, to purchase Shares at a specified price for a specified period of time. Stock options, including incentive stock options (available to employees only) and non-qualified stock options (available to employees, directors and consultants), may be granted under the Amended and Restated Plan under terms and conditions established by the Committee.
Options must have an exercise price of not less than the fair market value of a Share on the date of grant. The fair market value generally is the quoted closing price of a Share, as reported by the NASDAQ Global Select Market, on the relevant date. The exercise price of an option may be paid in cash, or to the extent permitted by an award agreement, through delivery of previously held Shares, newly acquired Shares, a cashless exercise or any combination thereof.
Options, including ISOs, for more than 120,000 Shares may not be granted in any calendar year to any one Grantee. If an option is canceled, the Shares covered by the canceled option will be counted against the maximum number of Shares that may be subject to options granted to a single Grantee in any calendar year.
Except as otherwise provided under an award agreement, options will become exercisable in three equal annual installments. This means that an option will generally become exercisable with respect to one-third of the covered Shares on the first anniversary of the grant date, and with respect to an additional one-third on each of the next two anniversaries of the grant date. In addition, except as otherwise provided under the Amended and Restated Plan or an award agreement, options will not become exercisable earlier than one year after the date of grant, provided that the aggregate amount of options and stock appreciation rights up to a maximum of 5% of the Shares available for awards under the Amended and Restated Plan may be granted without regard to the minimum one-year exercise requirement. The Committee may establish performance-based criteria for exercisability of any option.
Stock Appreciation Rights
A stock appreciation right ("SAR") is an award entitling a Grantee, on exercise, to receive an amount in cash,

Enstar Group Limited	7	Special Meeting Proxy Statement

Shares or a combination thereof (as determined by the Committee), equal to the excess of the Share’s fair market value on the date of exercise over its fair market value on the date of grant.
SARs may be granted under terms and conditions determined by the Committee, provided that the aggregate number of Shares subject to stock-settled SARs granted to any one Grantee in a calendar year shall not exceed 120,000 Shares. In addition, the aggregate number of cash-settled SARs granted to any one Grantee under the Amended and Restated Plan in a calendar year shall not exceed 300,000. If a SAR is canceled, the Shares covered by the canceled SAR shall be counted against the maximum number of Shares that may be subject to SARs granted to a single Grantee in any calendar year.
SARs may be granted in connection with an option or may be granted independently. SARs that are granted in connection with an option may only be exercised upon the surrender of the right to exercise the option for an equivalent number of Shares.
Except as otherwise provided under an award agreement, SARs will become exercisable in three equal annual installments. This means that a SAR will generally become exercisable with respect to one-third of the covered Shares on the first anniversary of the grant date, and with respect to an additional one-third on each of the next two anniversaries of the grant date. In addition, except as otherwise provided under the Amended and Restated Plan or an award agreement, SARs will not become exercisable earlier than one-year after the date of grant, provided that the aggregate amount of options and SARs up to a maximum of 5% of the Shares available for awards under the Amended and Restated Plan may be granted without regard to the minimum one-year exercise requirement. The Committee may establish performance-based criteria for exercisability of any SAR.
Restricted Stock Awards
A restricted stock award is an award of Shares that is subject to restrictions and conditions established by the Committee. The Committee may condition the vesting of such Shares on continued service through a stated period of time ("Restricted Stock") or the attainment of certain performance goals during a stated performance period ("Performance Stock"). The performance period selected by the Committee will be no less than one year and no more than five years. Restricted Stock will become fully vested if a Grantee’s service terminates due to disability (as defined in the Amended and Restated Plan) or death.
Restricted Stock awards may be granted under terms and conditions determined by the Committee, provided that the maximum aggregate number of Shares subject to Performance Stock and performance stock units ("PSUs"), in the aggregate, that can be granted to a single Grantee in any calendar year is 120,000. If a PSU is settled for cash, the Shares covered by the cash-settled PSU will be counted against the maximum number of Shares that may be subject to PSUs and Performance Stock granted to one Grantee in any calendar year.
Restricted Stock Unit/Performance Stock Unit Awards
Each vested stock unit award allows a Grantee to receive either one Share, cash equal to the fair market value of such Share, or a combination thereof, as decided by the Committee. The Committee may condition the vesting of stock unit awards on continued service through a stated period of time ("RSUs") or the attainment of certain performance goals during a stated performance period. The performance period selected by the Committee will be no less than one year and no more than five years. RSUs become fully vested if a Grantee terminates service due to disability (as defined in the Amended and Restated Plan) or death. Shares or cash, as applicable, will be delivered upon vesting unless a Grantee’s award agreement provides for a later delivery date.
Stock unit awards may be granted under terms and conditions determined by the Committee, provided that the maximum number of Shares subject to PSUs and Performance Stock, in the aggregate, that can be granted to a single Grantee in any calendar year is 120,000 Shares. If a PSU is settled for cash, the Shares covered by the cash-settled PSU shall be counted against the maximum number of Shares that may be subject to PSUs and Performance Stock granted to a Grantee in any calendar year.
The Committee may grant dividend equivalent rights in connection with RSUs and PSUs. Generally, the terms and conditions (e.g., the payment date, vesting schedule and impact of any termination of service) of such dividend equivalent rights will be substantially identical to the terms and conditions of the associated RSUs and PSUs.
Bonus Share Awards
A bonus share award ("Bonus Share") is an award of Shares by the Committee for any reason. The Committee may award Shares under the Amended and Restated Plan as full or partial payment of an award under the Enstar Group Limited Annual Incentive Compensation Program ("Incentive Compensation Program") or may award Bonus Shares that are unrelated to the Incentive Compensation Program. The maximum aggregate number of Bonus Shares

Enstar Group Limited	8	Special Meeting Proxy Statement

that may be granted under the Amended and Restated Plan to any one Grantee is 120,000.
Dividend Equivalent Rights
A dividend equivalent right is the right to receive an amount equal to the cash dividend paid by the Company on one Share. The Committee may grant dividend equivalent rights with respect to an RSU or PSU or may grant dividend equivalent rights as a separate award unrelated to any other award under the Amended and Restated Plan.
Dividend equivalent rights accumulate and are paid when they vest. After the vesting date, dividend equivalent rights will be paid at the same time as the corresponding cash dividends are paid to other ordinary shareholders until the earlier of the expiration date of the award or the Grantee’s termination of service.
Joint Stock Ownership Plan
A description of the JSOP appears above under the heading "Summary of Proposed Amendments".
Termination of Service
In general, all unvested incentives are forfeited immediately upon a Grantee’s termination of service, except as described above or as the Committee may otherwise determine. In the event of Approved Retirement (as defined in the Amended and Restated Plan), disability (as defined in the Amended and Restated Plan) or death, any options and SARs remain exercisable until the earlier of (i) one year after termination of service or (ii) expiration of the award. For any other termination (except terminations for Cause (as defined in the Amended and Restated Plan)), options and SARs remain exercisable until the earlier of (i) three months after termination of service or (ii) expiration of the award. If a Grantee’s service is terminated for Cause (as defined in the Amended and Restated Plan), any options and SARs will terminate immediately.
Clawback Policy
The Committee may require any Grantee whose service is terminated for Cause to disgorge any profit, gain or other benefit received in respect of an award within the 12-month period prior to the Grantee’s termination of service for Cause. In addition, any awards under the Amended and Restated Plan will be subject to any compensation recovery or clawback policy the Company adopts, including any policy required to comply with applicable law or listing standards, as such policy may be amended from time to time. In February 2016, the Company adopted a clawback policy that would apply to Plan awards, as described below in "Compensation Discussion and Analysis - Clawback of Incentive Compensation".
No Repricing
Without shareholder approval, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding option or SAR, nor to grant any new Options, SARs or other awards, including cash, in substitution for or upon the cancellation of options or SARs previously granted, which shall have the effect of reducing the exercise price of any outstanding option or SAR.
Transferability
In general, awards under the Amended and Restated Plan cannot be sold, pledged, assigned or otherwise transferred, with limited exceptions, such as the Grantee’s death or as otherwise provided in an award agreement.
Change in Capitalization
In the event of a stock dividend, stock split or another similar change in the capitalization of the Company, the following will be proportionately adjusted to reflect the capitalization change: (i) the maximum number of Shares available under the Amended and Restated Plan; (ii) the maximum number of Shares that may be awarded to any Grantee; (iii) the number of Shares issuable or deliverable upon exercise or vesting of outstanding awards; (iv) the per-Share exercise price of outstanding options; and (v) the fair market value of a Share on the date an outstanding SAR was awarded.
Change in Control
The Committee will not fully vest outstanding awards and will not make any payments in respect of outstanding awards if the Committee determines, prior to a Change in Control, that the surviving or successor corporation will assume all outstanding awards, or substitute a new award of the same type for each outstanding award. If such assumption or substitution does not occur, the Committee may fully vest all outstanding awards in the event of a Change in Control, other than Performance Stock and PSUs, and may terminate such outstanding awards in exchange for a settlement payment based upon the price per Share received in connection with the Change in Control. Unless otherwise determined by the Committee, Performance Stock and PSUs with respect to completed performance periods

Enstar Group Limited	9	Special Meeting Proxy Statement

shall be paid if earned and with respect to in-progress performance periods, a pro-rata portion of the target award opportunity shall be paid based on the portion of the performance period that has been completed as of the date of the Change in Control.
Unless the Committee determines otherwise, JSOP awards will fully vest on a Change in Control. In the Committee's discretion, an individual JSOP agreement may require the satisfaction of performance conditions for accelerated vesting of a JSOP award to occur following a Change in Control. In a Change in Control involving stock consideration payable to our shareholders, the EBT trustee will have discretion to exchange Shares subject to the JSOP award for the stock consideration payable to our other shareholders (which would be held on the terms of the JSOP award).
Amendment or Termination of the Amended and Restated Plan
The Company may amend the Amended and Restated Plan as it deems necessary or appropriate at any time, provided such amendment does not adversely affect any outstanding award. Certain amendments require the approval of the Company’s shareholders.
The Company may terminate the Amended and Restated Plan at any time and for any reason. No awards may be granted after the Amended and Restated Plan is terminated or after the ten-year anniversary of its approval by our shareholders.
Tax Consequences
The tax consequences of participating in the Amended and Restated Plan vary depending on a Grantee's tax jurisdiction, as described below. There are no tax consequences of Amended and Restated Plan participation to Bermuda taxpayers.
Applicable Federal Tax Rules
The following discussion is based on U.S. federal tax laws and regulations as of the date of this Proxy Statement, and you should not consider it to be a complete description of the federal income tax consequences that apply to Grantees. Accordingly, information relating to tax consequences is qualified by reference to current tax laws.
Incentive Stock Options (ISOs): A Grantee will not recognize taxable income on the grant of an ISO. A Grantee will also generally not recognize taxable income on exercise of an ISO, provided the Grantee was an employee of the Company (or of any of its subsidiary companies) during the entire period from the date of grant of the ISO until the ISO is exercised. If the Grantee terminates service before exercising the ISO, the employment requirement will be met (and the Grantee will not recognize taxable income) if the ISO is exercised within three months following the Grantee’s termination of service for reasons other than death or disability, within one year following the termination of service due to disability (as defined in the Amended and Restated Plan) or before the expiration of the option in the event of death. If the employment requirements described above are not met, the tax consequences relating to NQSOs, discussed below, will apply.
If a Grantee sells Shares acquired under an ISO at least two years after the date of grant and at least one year following the date the Shares are transferred to the Grantee following the exercise of the ISO, the Grantee will recognize a long-term capital gain or loss, equal to the difference between the amount realized on the sale and the exercise price, assuming the Grantee held the Shares as capital assets. If the Grantee sells the Shares within two years after the date of grant or within one year after the Shares are transferred to the Grantee following the exercise of the ISO, the Grantee generally will recognize ordinary income on the sale of the Shares in an amount equal to the lesser of (i) the fair market value of the Shares on the date of exercise minus the exercise price, or (ii) the amount realized on the sale minus the exercise price. Such disqualifying dispositions may also, depending on the sales price, result in either long-term or short-term capital gain or loss.
Non-Qualified Stock Options (NQSOs): A Grantee will not recognize taxable income on the grant of an NQSO. However, a Grantee will recognize ordinary income at the time an NQSO is exercised, in an amount equal to the excess of the Shares’ fair market value at the time of the exercise over the exercise price. Gain or loss recognized after a sale of Shares acquired under an NQSO will be short-term or long-term capital gain or loss, assuming the Grantee held the Shares as capital assets.
Stock Appreciation Rights (SARs): A Grantee recognizes no taxable income on the grant of an SAR. However, a Grantee will recognize ordinary income on the date an SAR is exercised in an amount equal to the excess of the fair market value of the Shares on the exercise date over the fair market value of the Shares on the date of grant to which the SAR relates. If a Grantee receives Shares when an SAR is exercised, gain or loss recognized after a sale of Shares acquired under the SAR will be short-term or long-term capital gain or loss, assuming the Grantee held the Shares as

Enstar Group Limited	10	Special Meeting Proxy Statement

capital assets.
Restricted Stock and Performance Stock: The federal income tax treatment on grant and vesting of Restricted Stock and Performance Stock depends on whether the Grantee made a timely election under Section 83(b) of the Internal Revenue Code (a "Section 83(b) election"). If a Grantee does not make a timely Section 83(b) election, the Grantee will not recognize income when Restricted Stock or Performance Stock is awarded. When the conditions stated in the award agreement are met (i.e., when the award vests), the Grantee will recognize ordinary income equal to the fair market value of the Shares vested under the award on the date the vesting occurs (less any purchase price paid for the Shares). If a Grantee made a Section 83(b) election, the fair market value of the Shares awarded, as of the date of grant, will be included in the Grantee’s ordinary income on the date the award is granted. He or she will not recognize ordinary income when the award vests. When the Grantee sells his or her vested Shares, the Grantee will recognize a short-term or long-term capital gain or loss, assuming the Grantee held the Shares as capital assets.
RSUs and PSUs: A Grantee will not recognize taxable income upon the grant of an RSU or PSU. With respect to Shares delivered to a Grantee under an RSU or PSU, the Grantee will recognize ordinary income in an amount equal to the fair market value of the Shares on the date of delivery. When a Grantee sells his or her Shares, the Grantee will recognize a short-term or long-term capital gain or loss, assuming the Grantee held the Shares as capital assets.
Dividend Equivalents: A Grantee will recognize ordinary income as of the date the Dividend Equivalents are paid to him or her.
Bonus Shares: On the date of grant, the Grantee will recognize ordinary income (equal to the closing price of the Shares on the date of grant) for federal income tax purposes. When a Grantee sells Bonus Shares, the Grantee will recognize a capital gain (or loss), assuming the Grantee held the Shares as capital assets.
JSOP Awards: Currently the Company expects that Grantees of JSOP awards will be U.K. tax residents. A Grantee who is granted a JSOP award and is subject to U.K. tax will make an election under section 431 of the Income Tax (Earnings and Pensions) Act 2003 when he or she acquires the JSOP interest in Shares. The Grantee will either pay the fair market value for his or her interest or will pay income tax on that amount. When the Grantee sells his or her JSOP interest, the Grantee will be subject to capital gains tax. In the event that a Grantee of a JSOP award is subject to U.S. federal income tax with respect to that award, the Grantee would recognize ordinary compensation income equal to the excess of the value of the cash or Shares delivered in respect of the award in connection with vesting, over any amount the Grantee paid to participate in the JSOP award. Any such value would be determined on the later of payment in respect of the award and vesting of the award.
Calculation of Capital Gains and Losses: The amount of the capital gain (or loss) will equal the sales price minus the amount the Grantee recognized as ordinary income (the "tax basis"). How the Grantee’s capital gain (or loss) is treated depends on how long the Grantee has held the Shares. The Grantee’s "holding period" is measured from the day after the date the Grantee recognized ordinary income (i.e., the grant/exercise/vesting date, as applicable) to the date the Grantee sells the Shares. A holding period of one year or less results in a short-term capital gain (or loss). Any net capital gain (the excess of the Grantee’s net long-term capital gains for the year over net short-term capital losses for the year) is taxed for federal income tax purposes at a maximum capital gain rate of 20%. Any excess of capital losses over capital gains can be used to offset only up to $3,000 per year of ordinary income (reduced to $1,500 if the Grantee is married and filing separately) or carried forward to a subsequent year.
Tax Withholding: When a Grantee recognizes ordinary income with respect to an award, federal and some state and local tax regulations require the Company to collect income taxes at withholding rates. The Company will either deduct the amount required to be withheld from any payments made to the Grantee under the Amended and Restated Plan, or require the Grantee to remit the appropriate amount of withholding. The Company may also allow the Grantee to elect to have Shares withheld from the award or to deliver previously held Shares to satisfy the withholding obligation.
Excise Taxes: Under certain circumstances, the accelerated vesting of an award in connection with a Change in Control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent they are considered excess parachute payments, a Grantee may be subject to a 20% excise tax and the Company may be unable to receive a tax deduction.
Tax Consequences to the Company: In general, the Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by a Grantee on an award. However, there is a $1,000,000 per year limit on the amount of the allowable deduction for certain compensation paid or accrued with respect to certain executive employees.
New Plan Benefits
No awards have been made under the Amended and Restated Plan, other than awards previously outstanding

Enstar Group Limited	11	Special Meeting Proxy Statement

under the 2016 Equity Incentive Plan. In addition, although the Committee has undertaken certain preliminary analysis and consideration of a potential long-term incentive award to our Chief Executive Officer that would likely be structured as a JSOP award, we have no definitive agreements or understandings to issue any JSOP awards.
Any future awards, including any JSOP awards, are subject to the discretion of the Committee and, therefore, we cannot currently determine the benefits or number of Shares subject to awards that may be granted in the future to employees, officers, directors, consultants or non-employee directors. The total benefits that may be received by any particular person or group under the Amended and Restated Plan after it is approved are not determinable at this time, and therefore no New Plan Benefits table is being provided.
Approval by Shareholders of the Amended and Restated Plan
Approval of the Amended and Restated Plan will require the affirmative vote of a majority of the votes cast by shareholders at the Special Meeting. Upon approval of the Amended and Restated Plan by our shareholders, the Amended and Restated Plan will go into effect immediately.

THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDED AND RESTATED PLAN

Enstar Group Limited	12	Special Meeting Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information regarding our equity compensation plans as of December 31, 2018.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	—	$—	625,508	(1)
Equity compensation plans not approved by security holders	50,935	$121.16	49,065	(2)
Total			674,573

(1)
Consists of 512,284 ordinary shares that are available for future issuance under the Equity Plan and 113,224 ordinary shares available under the Enstar Group Limited Employee Share Purchase Plan as of December 31, 2018.

(2)	Consists of ordinary shares available for future issuance under the Deferred Compensation Plan, which is described above under "Director Compensation - Deferred Compensation Plan".

Enstar Group Limited	13	Special Meeting Proxy Statement

DIRECTOR COMPENSATION

Overview and Composition of Our Board
Our Board currently is composed of 10 directors and has five committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Risk Committee and an Investment Committee. We also have an Executive Committee, the primary responsibility of which is to exercise the power and authority of the Board when the entire Board is not available to meet.
The following describes our current Board composition and current committee assignments of each of our directors.

Director	Age	Director Since	Primary Occupation	Independent	Board Committee Membership*	Other Current Public Boards
Robert J. Campbell (Chairman)	70	2007	Partner, Beck Mack and Oliver	☑	AC, CC, NGC, IC, EC	1
Dominic F. Silvester	58	2001	CEO, Enstar Group Limited		EC	0
B. Frederick Becker	72	2015	Chairman, Clarity Group, Inc.	☑	AC, CC, NGC	0
Sandra L. Boss	52	2015	Bank of England Policy Committee Member; former McKinsey Partner	☑	CC, NGC, RC, EC	1
James D. Carey	52	2013	Senior Principal, Stone Point Capital		IC	1
Hans-Peter Gerhardt	63	2015	Former CEO of Asia Capital Re, PARIS RE and AXA Re	☑	RC	0
Jie Liu	40	2017	Partner, Hillhouse Capital		IC	0
Paul J. O’Shea	61	2001	President, Enstar Group Limited			0
Hitesh R. Patel	58	2015	Former CEO, Lucida plc; former KPMG Partner	☑	AC, NGC, RC	0
Poul A. Winslow	53	2015	Managing Director, CPPIB	☑	CC, IC, EC	0
*Committee Legend: AC - Audit; CC - Compensation; NGC - Nominating and Governance; RC - Risk; IC - Investment; EC - Executive

2018 Director Compensation Program
Our Compensation Committee is responsible for periodically reviewing non-employee director compensation and making recommendations to our Board with respect to any changes. The Compensation Committee conducts a comprehensive review no less than biennially, which may include working with our independent compensation consultant.
In 2018, our director compensation program included:

•	a retainer payable quarterly for non-employee directors, and additional retainers payable quarterly for the Chairman of the Board and certain committee chairs;

•	an equity retainer payable annually in the form of restricted ordinary shares with a one-year vesting period for non-employee directors and the Chairman of the Board; and

•	meeting fees for all Board and committee meetings attended.
Directors who are employees of the Company receive no fees for their services as directors. Pursuant to the terms of his employment with Canada Pension Plan investment Board ("CPPIB"), cash fees earned by Mr. Winslow are paid directly to CPPIB, and he has waived his equity retainer fee. In addition, pursuant to the terms of his employment with Hillhouse Capital, cash fees earned by Mr. Liu are paid directly to Hillhouse Capital.
Our director retainer and meeting fees in place as of December 31, 2018 are set forth below. Committee fees differ due to workload and composition of each committee and are periodically evaluated by the Compensation Committee.

Enstar Group Limited	14	Special Meeting Proxy Statement

2018 Retainer Fees	Annual Amounts Payable	2018 Meeting Fees	Amounts Payable for Attendance
Non-Employee Directors(1)	$150,000	Board Meetings (in Person)	$3,500
Chairman of the Board(1)	$150,000	Board Meetings (by Phone)	$1,000
Audit Committee Chairman	$10,000	Audit Committee Meetings	$1,500
Compensation Committee Chairman	$10,000	Compensation Committee Meetings	$1,250
Nominating and Governance Committee Chairman	$5,000	Nominating and Governance Committee Meetings	$1,000
Investment Committee Chairman	$5,000	Investment Committee Meetings	$1,250
Risk Committee Chairman	$10,000	Risk Committee Meetings	$1,250

(1)	The non-employee director fee and the Chairman of the Board fee are each payable half in cash and half in restricted ordinary shares subject to a one-year vesting period.
Deferred Compensation Plan
The Amended and Restated Enstar Group Limited Deferred Compensation and Ordinary Share Plan for Non-Employee Directors (the "Deferred Compensation Plan") provides each non-employee director with the opportunity to elect (i) to defer receipt of all or a portion of his or her cash or equity compensation until retirement or termination and (ii) to receive all or a portion of his or her cash compensation for services as a director in the form of our ordinary shares instead of cash.
Non-employee directors electing to defer compensation have such compensation converted into share units payable as a lump sum distribution after the director leaves the Board. The lump sum share unit distribution is made in the form of ordinary shares, with fractional shares paid in cash. Non-employee directors electing to receive compensation in the form of ordinary shares receive whole ordinary shares (with any fractional shares payable in cash) as of the date compensation would otherwise have been payable. A director's participation in the Deferred Compensation Plan does not affect the vesting schedule of the equity portion of the retainer fees described above.

Enstar Group Limited	15	Special Meeting Proxy Statement

Director Compensation Table for 2018
The following table summarizes the 2018 compensation of our non-employee directors who served during the year. Messrs. Silvester and O'Shea, as employees, are not eligible to receive compensation for Board service.

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards(2)(3)	Total
Robert J. Campbell	$211,500	$150,000	$361,500
Rick Becker	$133,000	$75,000	$208,000
Sandra L. Boss	$118,750	$75,000	$193,750
James D. Carey	$94,000	$75,000	$169,000
Hans-Peter Gerhardt	$92,500	$75,000	$167,500
Hitesh R. Patel	$119,250	$75,000	$194,250
Jie Liu(4)	$95,000	$75,000	$170,000
Poul A. Winslow(5)	$106,000	$—	$106,000

(1)	Director fees listed in this column may be deferred by directors under the Deferred Compensation Plan.

(2)
Share units (rounded to the nearest whole share) acquired in lieu of the cash compensation portion of director retainer fees for 2018 under the Deferred Compensation Plan were as follows: (a) Mr. Campbell - 1,032 units; (b) Mr. Becker - 324 units; (c) Mr. Carey - 459 units; and (d) Mr. Patel - 367 units. Total share units under the Deferred Compensation Plan held by directors as of September 30, 2019 are described in the footnotes to the Principal Shareholders and Management Ownership table.

(3)
This column lists the aggregate grant date fair value of Enstar restricted ordinary shares awarded to directors as part of their Board retainer and Chairman of the Board retainer, computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718. The value of the restricted ordinary shares is determined based on the closing price of our ordinary shares on the grant date. For information on the valuation assumptions with respect to awards made, refer to Note 19 to our consolidated financial statements for the year ended December 31, 2018, as included in our Annual Report on Form 10-K for the year ended December 31, 2018. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do not necessarily correspond to the actual value that might be recognized by the directors.

Restricted ordinary shares are subject to a one-year vesting period and are forfeited in their entirety if a director leaves the Board prior to the vesting date. Restricted ordinary share awards listed in this column may be deferred by directors under the Deferred Compensation Plan in the form of restricted share units, subject to the same one-year vesting period ("RSUs"). The number of restricted ordinary shares or RSUs (rounded to nearest whole share) acquired by our directors during 2018 was as follows: (a) Mr. Campbell - 717 RSUs; (b) Mr. Becker - 359 RSUs; (c) Ms. Boss - 359 restricted ordinary shares; (d) Mr. Carey - 359 RSUs; (e) Mr. Gerhardt - 359 restricted ordinary shares; (f) Mr. Liu - 359 restricted ordinary shares; and (g) Mr. Patel - 359 RSUs. Fractional amounts are payable in cash at the time of vesting. Total restricted ordinary shares and RSUs held by directors as of September 30, 2019 are described in the footnotes to the Principal Shareholders and Management Ownership table.

(4)	Fees earned by Mr. Liu in cash are payable directly to Hillhouse Capital pursuant to the terms of his employment.

(5)	Mr. Winslow has waived his equity retainer. Fees earned by him in cash are payable directly to CPPIB pursuant to the terms of his employment.

Enstar Group Limited	16	Special Meeting Proxy Statement

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP
The table below sets forth information as of September 30, 2019 (unless otherwise provided herein) regarding beneficial ownership of our voting ordinary shares by each of the following, in each case based on information provided to us by these individuals:

•	each person or group known to us to be the beneficial owner of more than 5% of our ordinary shares;

•	each of our current directors;

•	each of the individuals named in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.
The table describes the ownership of our voting ordinary shares (including restricted voting ordinary shares), which are the only shares entitled to vote at the Special Meeting. Percentages are based on 17,991,350 ordinary shares outstanding as of September 30, 2019. Certain shareholders listed in the table also hold non-voting ordinary shares, as described in "-Non-Voting Ordinary Shares".
Voting Ordinary Shares
Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

	Name of Beneficial Owner	Number of Shares	Percent of Class
(1)	Hillhouse Capital Management, Ltd.	1,747,840	9.7%
(2)	Stone Point Capital LLC	1,635,986	9.1%
(3)	Canada Pension Plan Investment Board	1,501,211	8.3%
(4)	FMR LLC	991,801	5.5%
(5)	The Vanguard Group	958,253	5.3%
(6)	Poul A. Winslow (as a Trustee of CPPIB Epsilon Ontario Trust)	741,735	4.1%
(7)	Dominic F. Silvester	528,507	2.9%
(8)	Paul J. O’Shea	198,210	1.1%
(9)	Robert J. Campbell	179,541	1.0%
(10)	Orla M. Gregory	18,783	*
(11)	James D. Carey	4,901	*
(12)	B. Frederick Becker	3,282	*
(13)	Hitesh R. Patel	2,743	*
(14)	Guy T.A. Bowker	3,203	*
(15)	Paul M.J. Brockman	2,399	*
(16)	Hans-Peter Gerhardt	7,886	*
(17)	Sandra L. Boss	1,837	*
(18)	Jie Liu	1,221	*
(19)	W. Myron Hendry	—	*
(20)	All Current Executive Officers and Directors as a group (17 persons)	1,702,123	9.4%

*	Less than 1%.

(1)
Based on a Schedule 13D filed on May 24, 2018 by Hillhouse Capital Management, Ltd ("Hillhouse"). Hillhouse has sole voting power and sole dispositive power over all of the shares reported. The principal address for Hillhouse is Cayman Corporate Centre, 3rd Floor, 18 Fort Street, George Town, Grand Cayman.

(2)
Based on information provided in a Schedule 13D/A filed jointly on May 15, 2018 by Stone Point Capital LLC (“Stone Point”), Trident V, L.P. (“Trident V”), Trident Capital V, L.P. (“Trident V GP”), Trident V Parallel Fund, L.P. (“Trident V Parallel”), Trident Capital V-PF, L.P. (“Trident V Parallel GP”), Trident V Professionals Fund, L.P. (“Trident V Professionals”) and Stone Point GP Ltd. (“Trident V Professionals GP”), together with information with respect to Trident Public Equity GP LLC ("TPE GP") and Trident Public Equity LP ("TPE LP") on a prior amendment to such Schedule 13D/A. Of the reported ordinary shares: 1,350,000 are held by TPE LP, of which TPE GP is the general partner; 163,871 are held by Trident V, of which Trident V GP is the general partner; 114,925 are held by Trident V Parallel, of which Trident V Parallel GP is the general partner; and 7,190 are held by Trident V Professionals, of which Trident V Professionals GP is the general partner. Trident V, Trident V Parallel, Trident V Professionals and each of their respective general partners may be deemed to beneficially own the ordinary shares held by TPE LP. Stone Point, as the manager of Trident V, Trident V Parallel and Trident V Professionals may be deemed to beneficially own all the shares held by these entities, including the shares held by TPE LP. James Carey, a member of our Board, is a member and senior principal of Stone Point, an owner of one of four general partners of each of Trident V GP and

Enstar Group Limited	17	Special Meeting Proxy Statement

Trident V Parallel GP, and a shareholder and director of Trident V Professionals GP. See footnote 13 with respect to 4,901 ordinary shares issuable to Mr. Carey pursuant to the Deferred Compensation Plan and not included in Stone Point’s total reported holdings of 1,635,986 shares. Although these share units accrue to Mr. Carey personally, he holds these share units solely for the benefit of Stone Point, which may be deemed an indirect beneficial owner. The principal address for each Stone Point entity is c/o Stone Point at its principal address, which is 20 Horseneck Lane, Greenwich, CT 06830.

(3)
Based on information provided in a Schedule 13D/A filed jointly on June 15, 2018 by (i) CPPIB, (ii) CPPIB Epsilon Ontario Limited Partnership ("CPPIB LP"), (iii) CPPIB Epsilon Ontario Trust ("CPPIB Trust"), (iv) Poul A. Winslow and (v) R. Scott Lawrence. CPPIB's reported holding of 1,501,211 ordinary shares excludes 741,735 ordinary shares held indirectly through CPPIB LP. CPPIB Trust is the general partner of CPPIB LP, and Messrs. Winslow and Lawrence are trustees of CPPIB Trust. By virtue of their roles as a trustee of CPPIB Trust, Messrs. Winslow and Lawrence have shared voting and shared dispositive power over the shares. CPPIB also owns 1,192,941 Series C non-voting ordinary shares and 404,771 Series E non-voting ordinary shares. The principal address of the above persons and entities is One Queen Street East, Suite 2500 Toronto, ON M5C 2W5 Canada.

(4)
Based on a Schedule 13G filed on February 13, 2019 by FMR LLC. FMR LLC has sole voting power over 27,489 shares and FMR LLC and Abigail P. Johnson each have sole dispositive power over 991,801 shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)
Based on a Schedule 13G filed on February 11, 2019 by The Vanguard Group ("Vanguard"). Vanguard has sole voting power over 12,377 shares, shared voting power over 1,091 shares, sole dispositive power over 945,900 shares and shared dispositive power over 12,353 shares. The principal address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Consists of 741,735 shares held by CPPIB LP. Mr. Winslow is a trustee of the CPPIB Trust, which is the general partner of CPPIB LP, but he has no pecuniary interest in the shares held by CPPIB LP. Mr. Winslow disclaims any beneficial ownership of the shares owned by CPPIB. See footnote 3.

(7)
Consists of (a) 45,339 ordinary shares held directly by Mr. Silvester and (b) 483,168 shares held indirectly by Rock Pigeon Limited, a Guernsey company, of which Mr. Silvester and his spouse own 58.66% and 41.34%, respectively. Does not include 5,000 RSUs scheduled to vest on May 10, 2020. Does not include 45,000 PSUs scheduled to vest following a three-year performance period that began on January 1, 2017.

(8)
Consists of (a) 37,879 ordinary shares held directly by Mr. O’Shea and (b) 160,331 ordinary shares held by the Elbow Trust (of which Mr. O'Shea and his immediate family are the sole beneficiaries). Does not include 3,125 RSUs scheduled to vest on May 10, 2020. Does not include 28,125 PSUs scheduled to vest following a three-year performance period that began on January 1, 2017. The trustee of the Elbow Trust is R&H Trust Co. (BVI) Ltd.

(9)
Consists of (a) 44,256 ordinary shares held directly by Mr. Campbell, (b) 42,500 ordinary shares held by a self-directed pension plan, (c) 32,300 ordinary shares owned by Mr. Campbell’s spouse, (d) 25,050 ordinary shares owned by Osprey Partners, (e) 12,400 ordinary shares owned by Mr. Campbell’s children, (f) 3,000 ordinary shares owned by the Robert J. Campbell Family Trust, (g) 2,500 ordinary shares owned by the F.W. Spellissy Trust, (h) 500 ordinary shares owned by the Amy S. Campbell Family Trust and (i) 17,035 ordinary shares issuable pursuant to the Enstar Group Limited Deferred Compensation and Ordinary Share Plan for Non-Employee Directors. Does not include 857 RSUs scheduled to vest on April 1, 2020.

(10)
Consists of 18,783 ordinary shares held directly by Ms. Gregory. Does not include 2,083 RSUs scheduled to vest on May 10, 2020 and 18,750 PSUs scheduled to vest following a three-year performance period that began on January 1, 2017.

(11)
Includes 4,901 ordinary shares issuable pursuant to the Deferred Compensation Plan held by Mr. Carey solely for the benefit of Stone Point, of which Mr. Carey is a senior principal. Does not include 428 RSUs scheduled to vest April 1, 2020. Mr. Carey disclaims beneficial ownership of these share units, except to the extent of his pecuniary interest therein, if any. Stone Point may be deemed an indirect beneficial owner of these ordinary shares. Does not include the ordinary shares held by the Trident V funds described in footnote 2. Mr. Carey is a member of the investment committee and owner of one of the four general partners of both of Trident V GP (the general partner of Trident V) and Trident Capital V-PF (the general partner of Trident V Parallel). Mr. Carey is also a member and senior principal of Stone Point and a shareholder and director of Trident V Professionals GP, which is the general partner of Trident V Professionals. Mr. Carey disclaims beneficial ownership of the shares held of record or beneficially by Stone Point, except to the extent of any pecuniary interest therein.

(12)	Consists of 3,282 ordinary shares issuable to Mr. Becker pursuant the Deferred Compensation Plan. Does not include 428 RSUs scheduled to vest April 1, 2020.

(13)	Consists of 2,743 ordinary shares issuable to Mr. Patel pursuant to the Deferred Compensation Plan. Does not include 428 RSUs scheduled to vest April 1, 2020.

(14)
Does not include 293 RSUs that vest on November 17, 2020; 1,021 RSUs that vest in two approximately equal annual installments beginning on November 17, 2020; 549 PSUs scheduled to vest following a three-year performance period that began on January 1, 2017; 1,871 PSUs scheduled to vest following a three-year performance period that began on January 1, 2018; and 2,844 PSUs scheduled to vest following a three-year performance period that began on January 1, 2019.

(15)
Does not include 670 RSUs that vest in two equal annual installments beginning on November 17, 2020; 1,004 PSUs scheduled to vest following a three-year performance period that began on January 1, 2017; 1,127 PSUs scheduled to vest following a three-year performance period that began on January 1, 2018; and 1,867 PSUs scheduled to vest following a three-year performance period that began on January 1, 2019.

(16)	Includes 428 restricted ordinary shares held directly by Mr. Gerhardt scheduled to vest April 1, 2020.

(17)	Includes 428 restricted ordinary shares held directly by Ms. Boss scheduled to vest April 1, 2020.

Enstar Group Limited	18	Special Meeting Proxy Statement

(18)	Includes 428 restricted ordinary shares held directly by Mr. Liu scheduled to vest April 1, 2020.

(19)	Does not include 320 RSUs scheduled to vest April 1, 2020.

(20)	See footnotes 7 through 19.

Non-Voting Ordinary Shares
In addition to voting ordinary shares, there were a total of 3,509,682 issued and outstanding non-voting ordinary shares as of September 30, 2019. These shares are held by CPPIB and Hillhouse, as set forth in the table below. Of these shares:

Name of Beneficial Owner	Ordinary Voting Shares	Series C Non-Voting Ordinary Shares	Series E Non-Voting Ordinary Shares	Economic Interest (Excluding Warrants)
Hillhouse(1)	1,747,840	1,406,731	505,239	17.0%
CPPIB and CPPIB Trust	2,242,946	1,192,941	404,771	17.9%

(1)	Does not include warrants outstanding to acquire 175,901 Series C Non-Voting Ordinary Shares for an exercise price of $115.00 per share, subject to certain adjustments.
For additional information on our non-voting ordinary shares, refer to Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Enstar Group Limited	19	Special Meeting Proxy Statement

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In accordance with the applicable rules of the Securities and Exchange Commission, the compensation-related disclosures below relate to our most recently completed fiscal year, which is fiscal year 2018. Where appropriate, in certain instances, we have also included updated information related to the currently ongoing fiscal year 2019. For example, we have included updated information regarding the results of our shareholder vote on compensation at our most recent 2019 annual general meeting as well as new disclosures relating to the proposed Amended and Restated Plan that appear under the heading "Long-Term Incentive Compensation" below.
We reported consolidated net earnings of $590.6 million for the first six months of 2019, an increase of $623.6 million over the same period in 2018. However, this updated information did not influence or impact our compensation-related decisions in respect of fiscal year 2018. Our performance during 2018, which formed the basis for our 2018 compensation decisions, is summarized under the heading "Executive Summary" below.
Executive Summary
Company Performance
2018 was a year of many accomplishments for Enstar, mixed with several challenges. The Company posted a net loss of $162.4 million. This was the first reported annual net loss in our history, and was primarily driven by unrealized losses on our fixed income investments and equities and other investments, as well as losses in our StarStone segment. These losses caused Enstar to miss threshold levels of financial objectives achievement within the Annual Incentive Plan.
Despite the challenges faced in 2018, the fundamentals of our business remain strong. Our core non-life run-off segment had a very successful year in terms of reductions in net claims reserves, and we acquired more new run-off business in 2018 than in any prior year. The key elements of our 2018 reported results and financial position included:

•	A decrease of 2.2% in basic book value per share, compared to a peer median decrease of 3.8% (a compound annual growth rate of 14.2% since 2006, immediately prior to our public listing);

•	Net unrealized losses on fixed income investments of $211.4 million, reflected with the accounting classification we use for these securities;[1]

•	Net unrealized losses on equities and other investments of $173.8 million, most of which were experienced in the fourth quarter during a period of heightened market volatility;

•	Total gross reserves for losses and loss adjustment expenses increased 27.2% to $9.4 billion (an increase of 108.7% since 2014);

•	Completion of eight run-off transactions, adding $3.2 billion of gross loss reserves, and several new significant minority investments;

•	Total assets increased 21.7% to $16.6 billion (an increase of 66.6% since 2014);

•	Reserve savings of $306.1 million ("net incurred losses & LAE" on our Non-life Run-off GAAP statement of net earnings) from our Non-life Run-off segment; and

•	Completion of two public offerings of preferred shares, adding a combined $510 million in capital.

1 Many insurance companies predominantly use available-for-sale accounting, where unrealized amounts are recorded directly to shareholders’ equity and therefore do not impact earnings. Unrealized amounts would only become realizable in the event of a sale of the specific securities prior to maturity or a credit default. Because most of our investments are held as "trading" for accounting purposes, the unrealized losses we experienced in 2018 on such investments negatively impacted our reported earnings.

Enstar Group Limited	20	Special Meeting Proxy Statement

The graphs below show that we have outperformed the peer median in growth in basic book value per common share (compounded annually) during the three- and one-year periods ended December 31, 2018. However, we fell below the median of our peer group for GAAP return on equity due to the losses described above. Our Board monitors our performance versus our industry peers for background information purposes only, and relative performance metrics are not built into our incentive programs because of the unique nature of our business (as described in "-Peer Group" below).

*	Source: S&P Market Intelligence for peer company data. Peer group includes the companies selected as our peers by our Compensation Committee, as described in "- Peer Group".

Management Team
We are a growth company operating in an extremely competitive and changing industry. We believe that the skill, talent, judgment, and dedication of our executive officers are critical factors affecting the long-term value of our Company. During 2018, our principal executive officer, principal financial officer, and three most highly compensated executive officers were:

•	Dominic Silvester - Chief Executive Officer ("CEO") and co-founder;

•	Guy Bowker - Chief Financial Officer ("CFO");

•	Paul O'Shea - President and co-founder;

•	Orla Gregory - Chief Operating Officer ("COO"); and

•	Paul Brockman - CEO, Enstar (US), Inc. ("U.S. CEO").
Key Compensation Decisions for 2018 Performance Year
After considering our financial, operational and strategic performance, the Compensation Committee made the following key compensation decisions:

•
CEO / President / COO Long-term Incentives - No new long-term equity incentive awards were granted to Messrs. Silvester and O'Shea and Ms. Gregory following grants made to them in 2017. Reported compensation for these executives therefore does not include a long-term equity incentive component, as awards granted in 2017 were intended to cover a three-year period.

•
Annual Incentive Awards - The Company financial performance component was not achieved, and this portion of the executive officer awards was not paid. Plan awards to Messrs. Silvester and O'Shea and Ms. Gregory were further reduced. Mr. Silvester's award was 29% of his base salary, down from 115% in 2017. Awards for Mr. O'Shea and Ms. Gregory were similarly reduced to 38% and 36% of base salaries, respectively.

•
Base Salaries - Base salaries for Messrs. Silvester and O'Shea and Ms. Gregory were not increased during 2018. Mr. Bowker received an increase to reflect his promotion from Deputy CFO the prior year, and Mr. Brockman received a 1.5% cost of living adjustment.

Enstar Group Limited	21	Special Meeting Proxy Statement

•
Other Long-term Incentives - Granted long-term equity incentive awards consisting of 65% performance share units ("PSUs") and 35% restricted share units ("RSUs") to the CFO and U.S. CEO (due to the timing of the grant dates, only the PSUs are reported as 2018 compensation).

Results of Shareholder Vote on Compensation; Shareholder Engagement
At the 2019 and 2018 annual general meetings, held on June 11, 2019 and June 13, 2018, respectively, our shareholders approved the compensation of our executive officers with 85% and 89%, respectively, of the total votes cast in favor of the applicable proposal. While we seek to achieve higher approval results, our Board considers these results as indicative of a reasonable level of support for our compensation decisions and a recognition of our continued progress on improving our compensation programs. The Board emphasized that meaningful shareholder engagement should continue as it helps understand the issues around our compensation and governance that are important to our shareholders.
Shareholder Engagement
The engagement program was led by two of our independent directors, Messrs. Campbell (Chairman of the Board; member of the Compensation Committee) and Becker (Chairman of the Compensation Committee and the Nominating and Governance Committee). In connection with our 2019 annual general meeting, we spoke with shareholders representing approximately 20% of our outstanding voting ordinary shares, as well as with two major proxy advisory firms, and invited conversations with additional shareholders representing 9% ownership of our outstanding ordinary shares, who advised that they did not feel a need to meet with us this year. Directors whose firms represent an additional 23% of our outstanding voting ordinary shares are actively involved in our Board's oversight of compensation and governance matters, and were not included in the engagement program. We have taken, and continue to take, the feedback we receive from our shareholders and advisory firms into account in making compensation decisions and designing future compensation programs. We will undertake another shareholder engagement program in early 2020 ahead of our next annual meeting of shareholders.

Enstar Group Limited	22	Special Meeting Proxy Statement

What We Heard	What We Did
Establish rigorous performance objectives tied to defined pay-out levels for Annual Incentive Plan Awards, rather than relying on full discretion
The 2018 award cycle under the new Annual Incentive Plan built upon the changes made for 2016, when, in response to shareholder feedback, the Compensation Committee moved away from our previous fully discretionary plan and adopted performance objectives based on a combination of financial and operational goals, corresponding to threshold, target and maximum annual incentive award payments.

Use of discretion under our Annual Incentive Plan should be limited and, where used, explained thoroughly
The Compensation Committee's authority to make an adjustment on the Annual Incentive Plan payout was used in 2018 to make downward adjustments for the CEO, President and COO and to make upward adjustments for the CFO and U.S. CEO. The Compensation Committee believes this flexibility is necessary for our business but takes into consideration shareholder perspective that it should be used in limited circumstances. We have also disclosed the rationale for such adjustments in "-Annual Incentive Compensation-Committee Adjustment Amount".

Individual performance objectives carry meaningful weight under our Annual Incentive Plan and may be challenging for shareholders to assess
We understand that our shareholders are more accustomed to a smaller allocation to individual performance objectives than the 50% that our Operational Performance Objectives comprise and have included detailed disclosure on why we use this structure, as well as on how the Compensation Committee made its 2018 assessments.

Develop long-term incentive ("LTI") awards that vest over at least a three-year period and are weighted at least two-thirds to performance-based awards
We discontinued the use of SARs, which our shareholders expressed in prior years were not sufficiently performance-based. We developed a PSU and RSU program and made executive awards in 2017 and continued that program in 2018. The PSUs "cliff vest" following a three-year performance period, subject to performance conditions, and comprise 75% of the LTI award for our CEO, President and COO. RSUs comprise 25% of the awards and vest pro rata over three years. For our CFO and U.S. CEO, the split between PSUs and RSUs is 65% to 35%, respectively.

Where possible, avoid using the same metric in Annual and LTI awards
We clarified that although book value per share is one of the performance metrics used in our Annual Incentive Plan award program, this is an annual measure, as distinguished from the three-year growth in book value per share metric used in our LTI awards. Nonetheless, the Compensation Committee values this input and will continue to consider it in designing future awards.

Disclose LTI metrics for in-process awards unless competitively harmful	We have disclosed the metrics for our material executive PSU awards below under "-Long-Term Compensation".
Focus on board composition, director nomination processes and diversity
In response to shareholder comments, we have enhanced our disclosure of the mix of skills on our Board. We have also included a Board skills matrix to give shareholders a view of our Board composition. Those we spoke with were also pleased to hear that we adopted a Board Diversity Policy in early 2019 as discussed above in "Corporate Governance - Director Nominations, Qualifications and Recommendations".

Objectives of our Executive Compensation Program
Our Compensation Committee is responsible for establishing the philosophy and objectives of our compensation program, designing and administering the various elements of our compensation program, and assessing the performance of our executive officers and the effectiveness of our compensation program in achieving their objectives.
We are a growth company operating in an extremely competitive and changing industry. We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of our Company. Therefore, our goal is to maintain an executive compensation program that will:

Incentivize performance consistent with clearly defined corporate objectives
Align our executives’ long-term interests with those of our shareholders
Fairly compensate our executives
Retain and attract qualified executives who are able to contribute to our long-term success
We have specifically identified growing our net book value per share as our primary corporate objective over the long term. We believe growth in our net book value is driven primarily by growth in our net earnings, which is in turn driven in large part by: (i) successfully completing new acquisitions; (ii) effectively managing companies and portfolios

Enstar Group Limited	23	Special Meeting Proxy Statement

of business that we have acquired; (iii) executing our active underwriting strategies; and (iv) prudently managing our investments and capital.
We use additional financial metrics in our Annual Incentive Compensation Program, which included net earnings, growth in fully diluted book value per share and return on equity. We also incorporated operational performance objectives similarly designed to drive success in these measures and to achieve long-term growth and success.
Roles of Executive Officers
The Compensation Committee makes compensation determinations for all of our executive officers. As part of the determination process, Mr. Silvester, our CEO, assesses our overall performance and the individual contribution of each member of the executive leadership team. On an annual basis, he reviews the prior year’s compensation and presents recommendations to the Compensation Committee for salary adjustments and annual incentive awards for each executive officer, taking into consideration each executive's achievement of his or her operational performance objectives. He also makes recommendations regarding the overall size of the executive/employee bonus pool for our 2016-2018 Annual Incentive Program.
The Compensation Committee discusses all recommendations with Mr. Silvester and then meets in executive session without Mr. Silvester present to evaluate his recommendations, review the performance of all of the executive officers, discuss CEO compensation and make final compensation decisions.
Ms. Gregory, our COO, attends portions of the meetings of our Compensation Committee from time to time to provide information relating to our financial results and plans, performance assessments of our executive officers and other personnel-related data.

Enstar Group Limited	24	Special Meeting Proxy Statement

Principal Elements of Executive Compensation
Our executive compensation program currently consists of three principal elements: base salaries, annual incentive compensation and long-term incentive compensation. Executives also receive certain other benefits, including those pursuant to their employment agreements. The table below describes the elements of our executive compensation as well as the other components of our program, each of which is described in more detail later in this Proxy Statement.

Principal Element	Description	Key Features
Base Salary	Provides the fixed portion of an executive’s compensation that reflects scope of skills, experience and performance	• Provides a base component of total compensation • Established largely based on scope of responsibilities, market conditions and individual and Company factors
Annual Incentive Compensation	Provides "at-risk" pay that reflects annual Company performance and individual performance
•  Aligns executive and shareholder interests
•  Designed to reward performance consistent with financial and individual operational performance objectives
•  2018 was our third year using defined performance objectives, following our previous use of a fully discretionary program

Long-Term Incentive ("LTI") Compensation
Includes PSUs that "cliff vest" following a three-year performance period subject to the Company's achievement of financial performance metrics selected by the Compensation Committee. RSUs vest in three equal annual installments beginning on the one-year anniversary of the grant date

•  Aligns executive and shareholder interests
•  Drives long-term performance and promotes retention
•  Shareholder dilution issues are considered when making equity awards
•  PSUs do not vest unless performance measurements are met and can vest from 50% to 150%, depending on the level of achievement
•  The top three executives received LTI awards in 2017 comprising 75% PSUs and 25% RSUs; other executives receive annual awards comprising 65% PSUs and 35% RSUs

Other Benefits and Perquisites
Reflects the Bermuda location of our corporate headquarters, as well as specific local market and competitive practices such as retirement benefits, Bermudian payroll and social insurance tax contributions

•  Provides benefits consistent with certain local market practices in our Bermuda location in order to remain competitive in the marketplace for industry talent
•  Promotes retention of executive leadership team

Employment Agreements
Provides certain protections for executives and their families in the event of death or long-term disability, termination or change in control
Change-in-control contractual benefits are payable only in a "double-trigger" situation where employment is terminated following a change of control

•  Provides Enstar with protections such as restrictive covenants (non-competition, non-solicitation, confidentiality, etc.)
•  Promotes retention over a multi-year term and a sense of security among the leadership team
•  Consistent with competitive conditions and legal requirements in Bermuda and the U.K.

Compensation Allocations among Elements
For 2018, consistent with historic practices, we did not have a pre-established policy or target for the allocation of the components of our program, and the Compensation Committee considers all compensation components in total when evaluating and making decisions with respect to each individual component. Although it does not mandate a specific allocation among the components of pay, the Compensation Committee believes that a meaningful portion of each executive’s total compensation should be "at risk" and performance-based.
Performance-based compensation during 2018 reported in the Summary Compensation Table constituted 22% of our CEO's total compensation because Mr. Silvester was not granted a long-term incentive award during 2018 following the 2017 grant intended to cover a three-year period. Our CEO's annual incentive award was significantly lower than in previous years due to the impact of the Company's 2018 financial results; if "target" levels of performance had been achieved, his annual incentive award would have constituted 52% of total reported compensation.
For our other executive officers, the percentages of performance-based compensation during 2018 reported in the Summary Compensation Table was impacted by Mr. O'Shea and Ms. Gregory not being granted a long-term incentive award during 2018 following the 2017 grant, and lower bonuses for these executives. Messrs. Bowker and Brockman's reported compensation includes PSUs granted in January 2018. The percentage of performance-based compensation for 2018 for our other executive officers was as follows: (i) Paul O'Shea - 27% (target: 60%); (ii) Orla

Enstar Group Limited	25	Special Meeting Proxy Statement

Gregory - 27% (target: 59%); (iii) Guy Bowker - 61% (equivalent to target); and (iv) Paul Brockman - 57% (target, including his 2018 PSU award: 63%).
Role of Compensation Consultants
The Compensation Committee has the authority under its charter to retain compensation consultants and outside legal counsel or other advisors and, before selecting a consultant or advisor, must consider its independence. During 2018, the Compensation Committee engaged McLagan, an Aon Hewitt Company ("McLagan"), to provide analysis regarding annual incentive plan performance objectives for our executive officers in comparison to our peer group. McLagan reported directly to the Compensation Committee and has no personal or business relationship with any Committee member or member of Company management. McLagan provides no other services to the Company. McLagan's fees for its services were $19,000. McLagan is a division of Aon plc ("Aon"), the parent company of subsidiaries that provide insurance brokerage-related services to our subsidiaries and affiliates unrelated to the compensation consulting services. Fees for these Aon services were approximately $2 million for the year, and constituted a de minimis portion of Aon's 2018 revenue (less than 0.018%).
The Compensation Committee assessed the independence of McLagan in light of applicable SEC and Nasdaq rules and reviewed responses from the consultant addressing factors related to its independence. Following this review, the Compensation Committee concluded that the firm was independent and that their advisory services did not raise any conflicts of interest.
Peer Group
In making compensatory decisions with respect to the 2018 performance year, including assessing whether we were meeting our goal of providing competitive compensation, the Compensation Committee reviewed publicly available executive officer compensation information described in the periodic filings of a group of other publicly traded companies. The Compensation Committee reviews our peer group annually. During 2018, the Compensation Committee added Arch Capital Group Ltd. and Everest Re Group Ltd. to our peer group following the loss of several peers to merger activity in the industry and several other peers falling below our size criteria.
The Compensation Committee generally seeks to include in our peer group companies that fall approximately within our size guidelines and include comparable aspects of our business (e.g., acquisitive business models, active specialty underwriters and a property and casualty insurer with run-off business). However, establishing a reliable peer group presents challenges for Enstar because our primary business is acquiring and operating companies and portfolios in run-off, whereas most in our industry focus primarily on writing new (re)insurance business. Run-off is a niche within the insurance industry, fragmented with only a handful of smaller specialist managers, and divisions within significantly larger insurance franchises. Our run-off businesses generate the substantial share of our earnings. Certain aspects of our business also resemble that of private equity firms, but funds with publicly available data are typically size mismatches for Enstar. We have not identified another company that lists Enstar as its peer.
While pay at our peer companies is generally relevant to provide a frame of reference to the Compensation Committee in determining executive compensation, the Compensation Committee reviewed the compensation paid by these companies for informational and overall comparison purposes only. We did not compensate our executives to align with a specific benchmark or target percentile or precise position within our peer group. Instead, we sought only to be generally competitive relative to our peers with the compensation we offer our executives. Given the significant differences between us and our most similar peers relating to business, operations and executive team structure, we believe that formulaic benchmarking against our peer group or other companies to set 2018 compensation would not have provided meaningful guidance, although we will continue to evaluate our methodologies and views in future years.
The following companies were reviewed to provide an overall backdrop to the Compensation Committee’s decisions:

•	Alleghany Corporation	•	Hanover Insurance Group
•	Arch Capital Group Ltd.	•	Hiscox Ltd.
•	Argo Group International Holdings	•	RenaissanceRe Holdings Ltd.
•	Aspen Insurance Holdings	•	Third Point Re Ltd.
•	AXIS Capital Holdings	•	White Mountains Insurance Group
•	Everest Re Group Ltd.	•	W.R. Berkley

Enstar Group Limited	26	Special Meeting Proxy Statement

The peer group selection process focused on three criteria, which was consistent with prior years: (i) industry; (ii) geography (with a significant preference for the use of Bermuda companies); and (iii) size, with reference to: (A) total shareholders’ equity within approximately 0.5 to 2.5 times of our total shareholders’ equity and (B) total assets within approximately 0.5 to 2.5 times of total assets.
Industry. Given the lack of companies directly comparable to Enstar, we have designed our peer group around companies primarily focused on property and casualty (re)insurance, which are the companies against which we compete for talent. Where possible, we look for aspects of other companies that reflect elements similar to operations or strategies we have.
Geography. Publicly traded Bermuda companies (or publicly traded companies domiciled elsewhere with prominent Bermuda operations) are most relevant because these are the companies against which Enstar generally competes for talent, and the Compensation Committee believes market conditions across other Bermuda-based companies are largely what drives executives’ views as to whether they are compensated fairly and competitively. In recent years, we added several companies domiciled in the United States (Alleghany Corporation, Hanover Insurance Group and W.R. Berkley) to our peer group for diversification given our significant U.S. presence.
Size. Run-off profits are derived primarily from reserve releases rather than revenue, making peer comparison on the basis of revenue a much less relevant metric for us. The Compensation Committee designed our peer group targeting companies with approximately 0.5 to 2.5 times our shareholder equity or total assets (measured using financial data available at the time of consideration), which are metrics we find most relevant for purposes of comparison. The Compensation Committee also considers market capitalization in selecting a peer group.
Base Salaries
We set the base salaries of our CEO and our other executive officers as one element of total compensation, based on the scope of the executives’ responsibilities, taking into account the Compensation Committee's view of competitive market total compensation figures for similar executive officer positions based on publicly available information. Our goal is to provide base salary amounts at levels necessary to achieve our compensation objectives of fairly compensating our executives and retaining and attracting qualified executives who are able to contribute to our long-term success. Given the competitive market for highly qualified employees in our industry and our geographic location, we believe that below-market compensation could, in the long run, jeopardize our ability to retain our executive officers.
Any base salary adjustments are generally based on competitive conditions, market increases in salaries, individual performance, our overall financial results and performance, estimates of the cost of living and changes in job duties and responsibilities. Pursuant to the employment agreements we have with Messrs. Silvester and O'Shea and Ms. Gregory, once increased, such executive officer’s annual salary cannot be decreased without his or her written consent.
The Compensation Committee did not increase base salaries for Messrs. Silvester and O'Shea and Ms. Gregory during 2018. Pursuant to his contract, as a U.K.-based employee, Mr. Silvester is paid in British Pounds, and therefore the Summary Compensation Table indicates an increase to his base salary even though no such increase was made, as a result of the conversion of his salary into our reporting currency of U.S. Dollars.
In connection with his promotion to CFO from Deputy CFO, Mr. Bowker's base salary was increased to $575,000 effective January 1, 2018. In connection with our annual compensation review, Mr. Brockman's base salary was increased by 1.5% to $468,930 effective April 1, 2018.
Annual Incentive Compensation
Operation of 2016-2018 Annual Incentive Compensation Program
Our 2016-2018 Annual Incentive Compensation Program (the "Annual Incentive Plan") rewards performance consistent with our primary corporate objective of increasing our net book value per share over the long-term through growth in our net earnings year over year. The Annual Incentive Plan provided for the grant of annual bonus compensation (a "bonus award") to all bonus-eligible employees, including our executive officers, and excluding StarStone and Atrium staff. StarStone and Atrium have different bonus programs, in which our executive officers are not eligible to participate.
Executive Officer 2018 Annual Incentive Plan Targets
In 2018, we continued the use of Company financial and operational performance objectives under our Annual Incentive Plan and established a threshold, target and maximum annual incentive award payment structure. This change to our program followed an evaluation of the voting results from our 2015 annual general meeting and our

Enstar Group Limited	27	Special Meeting Proxy Statement

engagement with shareholders. Our long-standing prior practice was to use a fully discretionary annual incentive award plan as a way of addressing our acquisitive business model, in which our executives are encouraged to pursue new transactions on an opportunistic basis. We often adapt our financial, strategic and operational plans during the course of the year to pursue these developing opportunities, and our results during early years of integrating new business can be difficult to predict. In moving to the different approach, the Compensation Committee designed a program it believed was better aligned with the expectations of our shareholders and would incentivize our executives to achieve our strategic goals.
The 2018 program operated as follows:

Base Salary ($) x Company Financial Performance Objective (%)	+	Base Salary ($) x Operational Performance Objective (%)	+/-	Committee Adjustment Amount	=	2018 Bonus Award
Company financial objectives and individual operations performance objectives each comprise half of the executive's bonus potential.
Bonus Potential
The Compensation Committee establishes threshold, target and maximum bonus potential levels for each executive officer, each of which is expressed as a percentage of base salary. In connection with shifting from a fully discretionary plan to the target-based program in 2016, these levels were initially set taking the historic compensation levels of our executives into consideration to ensure the new program would continue to reward strong performance, as well as motivate and retain our executives. Minor realignment adjustments were made in 2017 for Messrs. Silvester and O'Shea and Ms. Gregory, and no changes were made to the bonus potential levels in 2018.
The table below sets forth each executive's bonus potential, expressed as a percentage of base salary.

Executive	Base Salary	Threshold (% of Base Salary)	Target (% of Base Salary)	Maximum (% of Base Salary)
Dominic Silvester(1)	£1,848,090	100%	115%	140%
Paul O’Shea	$1,271,535	100%	150%	180%
Orla Gregory	$1,122,000	100%	145%	175%
Guy Bowker	$575,000	85%	100%	115%
Paul Brockman	$468,930	100%	125%	150%

(1)
Mr. Silvester's annual incentive award was calculated with reference to his annual base salary rate denominated in and paid in British Pounds ("GBP"). The annual incentive award amount paid to Mr. Silvester in GBP was converted to U.S. Dollars for presentation in this Proxy Statement using the prevailing exchange rate on the date of approval.

Company Financial Objectives
To determine the Company financial objectives, the Compensation Committee reviewed the 2018 business plan with the full Board and the executive officers and put in place a challenging set of financial objectives. The Compensation Committee used three financial metrics:

•	net earnings;

•	growth in fully diluted book value per share; and

•	return on equity.
The Compensation Committee then selected a threshold, target and maximum objective for each of these metrics based on the Company's business plan, which correspond to each executive’s bonus potential. The financial objectives were set as follows:

Enstar Group Limited	28	Special Meeting Proxy Statement

Financial Metric	2017 Actual	2018 Threshold	2018 Target	2018 Maximum	2018 Actual	Weighting
Net Earnings	$311.46	$255.34	$300.40	$345.46	$(162.90)	20%
Growth in Fully Diluted Book Value Per Share	10.8%	9.2%	10.8%	12.4%	(2.0)%	15%
Return on Equity	11.1%	9.1%	10.7%	12.3%	(5.6)%	15%
					Total	50%
In establishing financial objective levels, the Compensation Committee maintained targets relatively in line with 2017 actuals, taking into consideration the 2018 Board-approved business plan and noting that 2017 was a year of record net earnings, and moderately increased the return on equity target. The Compensation Committee also considered the Company's risk appetite and the anticipated market environment. Specifically, the selected financial objective levels reflected the persistent low interest rate environment, regulatory constraints on our capital and investments and the impact of integrating recent transactions on short-term results, as well as the very challenging active underwriting environment. The Compensation Committee established metrics that it believed would be challenging and only achievable with strong performance and precise execution, with maximum levels achievable only with extraordinary performance.
Despite our executives' achievement of many operational objectives as described below, the Company did not achieve the threshold level of performance for any of the financial objectives. The primary reasons for this are described above in the "Executive Summary" section. As a result, the Company Financial Performance Objective component of annual incentive plan awards for 2018 was not paid to any executive officers.
Operational Performance Objectives
In early 2018, the Compensation Committee asked each executive to provide a proposed set of individual operational performance goals to the CEO. The CEO reviewed and discussed these goals with each executive and provided the agreed goals to the Compensation Committee for review, deliberation and revision. The CEO submitted his proposed set of individual goals directly to the Compensation Committee.
In the third quarter of 2018, the Compensation Committee reviewed interim self-appraisals to track each executive's progress. Following year-end, each executive submitted a final self-appraisal of his or her performance versus the goals to the Compensation Committee and the CEO. The Compensation Committee discussed each appraisal with the CEO before making a determination and considered his thoughts and views on overall achievement levels. The Compensation Committee considers achievement of "threshold" level to partially meet operational performance expectations, with "target" level corresponding to meeting expectations, and "maximum" level corresponding to exceptional performance.
Dominic Silvester: Mr. Silvester's operational performance objectives included several strategic and operational objectives as follows: acquire at least the specified level of new non-life run-off loss reserves, including by fostering relationships with new and existing partners; develop and implement enhancements to the Company's investment strategy and asset deployment opportunities; evaluate, recommend and oversee several contemplated strategic transactions; oversee the implementation of a new capital management function; strengthen the leadership team; and continue the development of the Company's succession planning in identified roles.
The Compensation Committee determined that Mr. Silvester partially achieved his collective operational performance objectives, exceeding or meeting his objectives in some areas and not fully achieving them in others.  The Compensation Committee assessed that he exceeded his run-off acquisition objective and met his investment strategy objective. Under Mr. Silvester's leadership, Enstar completed run-off transactions in 2018 involving approximately $3.2 billion of gross loss reserves, our largest year to date in terms of acquired reserves, and Enhanzed Re, a joint venture launched with Allianz and Hillhouse capitalized with $470 million.  Mr. Silvester also oversaw the implementation of a new private equity mandate and the successful completion of several private company investments and other transactions, such as the acquisition of KaylaRe. While many other objectives were met or partially met, the Compensation Committee determined that additional progress was needed. The Compensation Committee also took into consideration the underperformance of StarStone, although it recognized that he significantly strengthened StarStone's leadership in the second half of 2018.
The Compensation Committee reduced Mr. Silvester's formulaic annual incentive plan award amount by 26%, resulting in a total award amount of 29% of his base salary. This determination, which Mr. Silvester recommended, reflects the Compensation Committee's view that the awards for the CEO, President, and COO should be impacted the most by the Company's $162 million reported net loss, given their positions as the most senior leaders in the group.

Enstar Group Limited	29	Special Meeting Proxy Statement

Paul O'Shea: Mr. O’Shea's operational performance objectives were as follows: deliver the acquisition of at least the specified level of new non-life run-off loss reserves; oversee process advancements within the acquisitions function; oversee the Company's interactions with global regulators and rating agencies; further develop the long-term strategic direction of the Company and complete approved projects aimed at providing accretive returns; oversee specified leadership and strategic objectives in our StarStone segment; and improve leadership development and succession planning within specified functions.
The Compensation Committee determined that Mr. O’Shea partially achieved his collective operational performance objectives, exceeding or meeting his objectives in some areas and not fully achieving them in others. The Compensation Committee assessed that he exceeded his run-off acquisition objective; met his acquisition processes objective; met his regulatory and rating agency objective; partially achieved his strategic transaction objective; and did not sufficiently achieve his StarStone-related operational objective, although the committee recognized that progress was made in many areas. Mr. O'Shea was a primary contributor to our significant acquisitions of new run-off business. He also engaged with several of our key regulators and rating agencies during 2018, which resulted in favorable outcomes, and played a key role in the accretive purchase of KaylaRe and the launch of Enhanzed Re. The Compensation Committee also took into consideration the underperformance of StarStone in determining Mr. O'Shea's 2018 award.
The Compensation Committee reduced Mr. O'Shea's formulaic annual incentive plan award amount by 28%, resulting in a total award amount of 38% of his base salary.
Orla Gregory: Ms. Gregory's operational performance objectives were as follows: oversee enhancements to the Company's risk management function; drive specified organizational efficiency projects; redefine IT strategy under new leadership; support the CEO and President in completing strategic transactions and opportunities aimed at increasing long-term value; oversee our large-scale effort to optimize our IT infrastructure to support future growth; and implement a new capital management function.
The Compensation Committee determined that Ms. Gregory partially achieved her collective operational performance objectives, meeting several and partially achieving others. The Compensation Committee assessed that she met her risk management, organizational efficiencies and IT strategy objectives, and partially achieved her strategic transaction, IT infrastructure and capital management objectives. Ms. Gregory drove significant enhancements in the Company's risk management function, advancing our capital modeling, investment and other risk analyses and improving reporting. She managed organizational efficiency projects and successfully oversaw the implementation of a new IT strategy framework. She has been instrumental in the implementation of our transformational IT optimization project, which went live during 2018, although it experienced some delays. The Compensation Committee also took into consideration the underperformance of StarStone in determining Ms. Gregory's 2018 award.
The Compensation Committee reduced Ms. Gregory formulaic annual incentive plan award amount by 41%, resulting in a total award amount of 36% of her base salary.
Guy Bowker: Mr. Bowker's operational performance objectives were as follows: provide executive support and leadership to key functions; manage strategic rating agency and regulatory interactions; oversee the development of the finance operations function and its management reporting; oversee the finance portion of our IT infrastructure optimization project; lead the provision of capital management information and design and develop greater organizational capabilities in this area; implement specified organizational efficiency initiatives; and further develop the finance function.
The Compensation Committee determined that Mr. Bowker achieved his operational performance objectives collectively at his target level. Mr. Bowker led several significant financing and treasury initiatives that improved our capital position during 2018 and oversaw finance support for the M&A function as the Company acquired $3.2 billion of gross loss reserves in run-off transactions. He also successfully managed interactions with the Bermuda Monetary Authority (our Group Supervisor) and led rating agency interactions that resulted in improvements to our credit ratings. In addition, Mr. Bowker drove significant enhancements to our capital planning and budgeting processes, and oversaw the successful completion of the first phase of the finance portion of our IT infrastructure optimization project. He also successfully led capital management work and implemented enhanced capital modeling and capital forecasting capabilities. During the year, Mr. Bowker strengthened the finance function and improved its efficiency.
The Compensation Committee increased Mr. Bowker's formulaic annual incentive plan award amount by 102%, resulting in a total award amount approximately equal to his base salary. The Compensation Committee determined that this adjustment to Mr. Bowker's annual incentive award was appropriate in recognition of his success leading the completion of $2.2 billion of financing initiatives and capital markets transactions, notable improvements in the strength of the finance function and additional responsibilities taken on during the year.

Enstar Group Limited	30	Special Meeting Proxy Statement

Paul Brockman: Mr. Brockman's operational performance objectives were as follows: deliver on challenging U.S. technical business plan; execute our acquisition strategy in the U.S.; support U.S. operational and acquisition integration initiatives; manage U.S. regulatory interactions; oversee the U.S. claims portion of our IT infrastructure optimization project; implement specified organizational efficiency initiatives; and develop U.S. leadership team succession planning.
The Compensation Committee determined that Mr. Brockman achieved his operational performance objectives at his target level. Mr. Brockman led the U.S. business to achieve its challenging technical run-off plan, which contributed significantly to our reserve savings for the year, and which the Committee weighted heavily. He was very involved in acquisition sourcing and provided critical support to reviewing and integrating several new deals, including with respect to several loss portfolio transfers and our acquisition of Maiden Reinsurance North America. Mr. Brockman continued to strengthen our U.S. regulatory relationships, which are critical to our ability to operate effectively and grow, and was actively involved in landmark regulatory and legislative initiatives. The U.S. claims IT infrastructure optimization project was completed, and he implemented several important organizational efficiency initiatives.
The Compensation Committee increased Mr. Brockman's formulaic annual incentive plan award amount by 34%, resulting in a total award amount of 84% of his base salary. The Compensation Committee determined that this adjustment to Mr. Brockman's award was appropriate given impressive U.S. technical plan results and the overall success of the U.S. business, his vital support of acquisition sourcing and integration and his continued strong leadership as U.S. CEO.
Committee Adjustment Amount
The Committee Adjustment Amount allows for a positive or negative discretionary adjustment of up to 10% on the formulaic bonus outcome described above. Any Committee Adjustment Amount is applied based on the Compensation Committee's judgment of the executive’s overall performance, including for exceptional individual or team achievements.
The Committee Adjustment Amount set forth in the 2018 Bonus Calculations table reflect the views of the Compensation Committee summarized above. 2018 was a difficult year in which to apply a strict formula and stay within the 10% limit because the Company reported a net loss that was driven primarily by the accounting treatment for unrealized investment losses that occurred due to market forces outside of management's control and losses in the StarStone segment. The Committee determined that these factors masked strong underlying performance of our core non-life run-off business, which had a successful year in terms of claims reserve savings, and the notable acquisitions of record levels of new run-off business.
Mr. Silvester recommended, and the Committee agreed, that awards for himself, Mr. O'Shea and Ms. Gregory should be reduced from the formula in excess of 10%, given their greater involvement in overseeing strategic initiatives and StarStone, while awards for Messrs. Bowker and Brockman should be increased. While the Committee prefers to stay within the formula of the annual incentive plan, it determined these adjustments were appropriate, noting that the aggregate negative discretion of over $700,000 significantly outweighed the aggregate positive discretion of $392,250.
2018 Bonus Calculations

Executive	Base Salary	Company Financial Objective Achieved	Corresponding % of Base Salary	Individual Operational Performance Objective Achieved	Corresponding % of Base Salary	Committee Adjustment Amount (% of formulaic bonus)	2018 Annual Incentive Plan and Bonus Award
Dominic Silvester(1) CEO	£1,848,090	—	—%	Partial	39%	(26)%	£531,326
Paul O’Shea President	$1,271,535	—	—%	Partial	52%	(28)%	$476,826
Orla Gregory COO	$1,122,000	—	—%	Partial	61%	(41)%	$406,725
Guy Bowker CFO	$575,000	—	—%	Target	50%	102%	$579,750
Paul Brockman CEO, Enstar (US), Inc.	$468,930	—	—%	Target	63%	34%	$393,081

(1)
Mr. Silvester's annual incentive award was calculated with reference to his GBP base salary and paid in GBP. Converted to U.S. Dollars using the prevailing exchange rate on the date of approval, Mr. Silvester's annual incentive award amounted to $696,604, as reported below in the Summary Compensation Table.

Enstar Group Limited	31	Special Meeting Proxy Statement

Long-Term Incentive Compensation
We established the 2016 Equity Incentive Plan to provide our employees with long-term equity-based incentive compensation, which we believe furthers our objective of aligning the interests of management and the other plan participants with those of our shareholders. The Equity Plan was approved by a 99% vote of our shareholders at our 2016 annual general meeting and is administered by the Compensation Committee. In considering whether to make long-term equity-based compensatory awards and how to design them, the Compensation Committee takes into account shareholder dilution and burn rate issues and related concerns.
Following the adoption of the Equity Plan, the Compensation Committee worked with our independent compensation consultant to develop a long-term incentive program for senior management based on principles of equity compensation it believes are aligned with shareholder expectations. The awards included a combination of three-year cliff-vesting performance stock unit awards ("PSUs") tied to growth in fully diluted book value per share ("FDBVPS") and three-year tranche-vesting restricted stock unit awards ("RSUs"), with the ratio of PSUs to RSUs increasing with relative levels of seniority. In 2017, the Compensation Committee worked with our independent compensation consultant to make long-term incentive awards to our CEO, President and COO using the using the framework of the senior management program.
As discussed above in "The Proposal - Approval of Amended and Restated Enstar Group Limited 2016 Equity Incentive Plan", the Amended and Restated Plan proposed by the Company in this Proxy Statement would amend the Equity Plan to allow the Company to grant JSOP awards. In connection with implementing the JSOP structure, we are also seeking authorization of an additional 650,000 ordinary shares for use under the Amended and Restated Plan. We called the Special Meeting to approve the Amended and Restated Plan in 2019 because it gives us the opportunity to grant long-term incentive awards on a tax-efficient basis to U.K. tax resident grant recipients. We believe a JSOP award recipient’s interests are aligned with those of our shareholders given that the JSOP award only delivers value to the recipient to the extent the value of the Shares subject to the JSOP award increases above a specified threshold and if any performance and other conditions determined by the Committee are met. If shareholders do not approve the Amended and Restated Plan, our existing Equity Plan will continue to remain in full force and effect without modification. Failure of our shareholders to approve the Amended and Restated Plan also would not affect the rights of existing award holders under our existing Equity Plan or under any previously granted awards under that plan.
Equity Awards
No new equity awards were made to Messrs. Silvester and O'Shea and Ms. Gregory during 2018. In 2017, they each received long-term incentive awards consisting of 75% PSUs and 25% RSUs that are intended to cover a three-year period. The PSUs for Messrs. Silvester and O'Shea and Ms. Gregory vest according to the performance targets following the performance period from January 1, 2017 to December 31, 2019 (set forth in the table below). Due to the negative impact of our 2018 financial results, we currently carry the 3-year 2017 PSU awards granted to our CEO, President and COO at "threshold" value based on our current expectation that these awards will vest at or below the “threshold” level of achievement, which would result in either significantly diminished or zero payout upon vesting. “Threshold” represents 50% of the original number of PSUs granted.

Growth in 3-Year FDBVPS	PSU Vesting as a Percentage of Target(1)
Less than 30.3% (Below Threshold)	—%
30.3% (Threshold)	50%
35.7% (Target)	100%
41% or greater (Maximum)	150%

(1)	Actual payout levels between threshold and target and target and maximum is determined by straight-line interpolation.

Messrs. Bowker and Brockman received grants of PSUs under our senior management long-term equity incentive program in early 2018 in the amounts set forth in the Grants of Plan-Based Awards Table. These awards were intended to accompany RSUs granted in late 2017, such that the total award comprised 65% PSUs and 35% RSUs. Unlike the current treatment for Messrs. Silvester and O'Shea and Ms. Gregory, Messrs. Bowker and Brockman are considered eligible for annual long-term equity incentive awards, and the amounts of such awards are subject to the Compensation Committee's determination each year.
In addition, Messrs. Bowker and Brockman received grants of 65% PSUs and 35% RSUs under our senior management program in early 2019. The performance targets applicable to Messrs. Bowker and Brockman's

Enstar Group Limited	32	Special Meeting Proxy Statement

outstanding PSUs relate to succeeding three-year performance periods measuring growth in three-year fully diluted book value per share from the year of grant.
Alignment of Pay and Performance
Our executive compensation program links compensation to Company and individual performance over both the short-term and long-term.

What We Reward:		How We Link Pay to Performance:		How We Pay:
Long-term performance over a 3-year period in our LTI program.
Strong financial and operational performance, as measured against Board-approved plan in our Annual Incentive Program.
Achievement of individual strategic goals.
è
Significant allocation of executive compensation is to PSU awards that vest according to level of financial results.
Annual Incentive Plan payments are tied in large part to achievement of net earnings, growth in FDBVPS and return on equity.
Annual Incentive Plan drives accountability for executing individual strategic objectives.
è
CEO Reported Pay

Reduced vs. 2017, primarily due to the 2017 reflection of the grant date fair value of an equity award intended to cover a 3-year period and a significantly reduced annual incentive award for 2018.

Other NEO Reported Pay

Collectively decreased vs. 2017, primarily due to the 2017 grant date fair value of equity awards granted to the President and COO intended to cover a 3-year period.

Other Benefits and Perquisites
We provide certain additional benefits in furtherance of our objective of retaining and attracting key talent and pursuant to contractual provisions. In 2018, our executive officers participated in the same group insurance and employee benefit plans, including long-term disability insurance, life insurance and medical and dental benefits on the same basis as our other salaried employees, and Mr. Silvester received certain additional expense reimbursements for non-plan medical and dental items. We pay the employee’s share of Bermudian government payroll and social insurance taxes for all of our Bermuda employees, including our executive officers, which we believe is common practice at other Bermuda-based public companies. Our executive officers also receive payment in lieu of a retirement benefit contribution, as described below in the "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" under "Retirement and Other Benefits", and Mr. Brockman participates in our U.S. 401(k) plan, which has matching contributions.
Executive Employment Agreements
Employment contracts are required in most jurisdictions in which our NEOs are based. During 2017, the Compensation Committee negotiated new employment agreements with Messrs. Silvester and O'Shea and Ms. Gregory, as their respective contracts were due to expire at the end of 2017 and the Board determined it was critical to retain these executives for additional terms. The Compensation Committee also approved Mr. Bowker's employment contract, which was entered into on December 28, 2017 and took effect January 1, 2018. We entered into an employment agreement with Mr. Brockman effective January 8, 2018. See "Executive Compensation Tables - Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table - Employment Agreements with Executive Officers" below for a summary of the material terms of these employment agreements.
Post-Termination Payments
Our employment agreements with our executive officers each provide for certain benefits in the event of a change in control followed by termination of the executive’s employment for specified reasons (referred to as a "double trigger"), including a cash payment, accelerated vesting of equity awards, family medical benefits and, in certain circumstances, payment of annual incentive bonus. We believe these benefits are common features in many of our peers’ compensation programs. See “Executive Compensation Tables - Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table - Employment Agreements with Executive Officers" below for a summary of these employment agreements. The terms of the employment agreements reflect arm’s-length negotiations between us and each executive officer.
Separately from our employment agreements and equally applicable to any participant, our Equity Plan only provides for plan participants to receive accelerated vesting upon a change in control if the acquirer does not assume or convert the awards, or substitute new awards. In the case of performance-based awards granted under the Equity

Enstar Group Limited	33	Special Meeting Proxy Statement

Plan, if the acquirer does not assume, convert or substitute awards, absent a Compensation Committee determination otherwise, only a pro rata portion of the target opportunity for the performance period would accelerate upon a change in control, based on the portion of the performance period that has been completed.
Clawback of Incentive Compensation
Our clawback policy (the "Clawback Policy") applies to all cash and equity incentive awards granted after its adoption. The Clawback Policy allows the Board or the Committee to recoup or "clawback" incentive compensation if an employee: (i) engages in misconduct pertaining to a financial reporting requirement under the federal securities laws that requires a restatement to correct an error; (ii) receives incentive compensation based on inaccurate financial or operating measure that when corrected causes significant harm to the Company; (iii) engages in any fraud, theft, misappropriation, embezzlement or dishonesty to the detriment of our financial results; or (iv) engages in conduct that is not in good faith and disrupts, damages, impairs or interferes with our business, reputation or employees.
In addition, our Annual Incentive Plan works in conjunction with our Clawback Policy in that it allows the Compensation Committee to cancel an award if the program participant has engaged in conduct or acts determined to be materially injurious, detrimental or prejudicial to the Company's interest, and allows us to recoup any amount in excess of what the participant should have received under the terms of the award for any reason, including financial restatement, mistake in calculations or other administrative error. Awards made under our Equity Plan are also subject to the Clawback Policy. In addition to the policy, our Equity Plan provides that the Compensation Committee has the authority to require disgorgement of any profit, gain or other benefit received in respect of restricted shares, options and stock appreciation rights for a period of up to 12 months prior to the Grantee’s termination for cause.
Once final rules are adopted regarding clawback requirements under the Dodd-Frank Act, we will consider and adopt any additional responsive policies required. As a publicly traded company, the mandates of the Sarbanes-Oxley Act requiring clawback of compensation under specified circumstances also apply to us.

Other Matters
Hedging Prohibition
Under our Code of Conduct, our employees, officers and directors are prohibited from engaging in any hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts, and are also prohibited from trading in derivatives in our securities, such as exchange-traded put or call options and forward transactions.
Share Ownership Guidelines
Our Share Ownership Guidelines require our executive officers and directors to achieve and maintain ownership of our ordinary shares at the levels specified in the table below within five years of becoming subject to the guidelines. An individual may not sell or otherwise dispose of Company shares (including during the five-year accumulation period) until he or she has met his or her minimum ownership requirement, except that shares may be withheld upon vesting to satisfy tax obligations.

Covered Person	Ownership Requirement
CEO	6x base salary
President	3x base salary
COO	3x base salary
CFO & Other Executive Officers	1x base salary
Non-Employee Directors	3x annual cash retainer
Individuals may satisfy their ownership requirements with: (i) shares owned directly or indirectly (including any shares held in retirement account or Deferred Compensation Plan maintained by the Company), (ii) time-vested restricted stock, RSUs or phantom stock, (iii) performance shares or PSUs (counted at target) or (iv) share units held in non-employee director Deferred Compensation Plan. Shares are valued based on the closing price of the last completed calendar year. All covered persons are currently in compliance with our Share Ownership Guidelines. The Compensation Committee elected to use a 1x multiplier for the CFO and our other executive officers because these executives were each recently appointed to their officer roles; it expects to reassess this figure in future years as the officers serve additional time in these roles.

Enstar Group Limited	34	Special Meeting Proxy Statement

Tax and Accounting Treatment of Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct from our U.S. source income in any one year with respect to certain of our executive officers. This limitation has not historically impacted our decisions regarding executive compensation, including because nearly all of our executive officers are based outside of the U.S.
We account for equity compensation paid to our employees based on the guidance of the Share-Based Payment topic of the Financial Accounting Standards Board Accounting Standards Codification, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.
Compensation Risk Assessment
As part of our risk management practices, the Compensation Committee reviews and considers risk implications of and incentives created by our executive compensation program and our compensation policies and practices for the Company as a whole. At the Compensation Committee’s direction, representatives from our risk management and legal departments conducted a risk assessment of our compensation policies and practices for executives and all employees, which was discussed and reviewed by the Compensation Committee.
The review analyzes compensation governance processes, situations where compensation programs may have the potential to raise material risks to the Company, internal controls that mitigate the risk of incentive compensation having an adverse effect and program elements that further mitigate these risks.
Through this review, the Compensation Committee has concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on us.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or was during 2018 an employee, or is or ever has been an officer, of the Company. During the year ended December 31, 2018, no executive officer served as a member of the Compensation Committee or as a director of another entity having an executive officer serving on our Compensation Committee or as one of our directors.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2018.
COMPENSATION COMMITTEE
B. Frederick Becker
Sandra L. Boss
Robert J. Campbell
Poul A. Winslow

Enstar Group Limited	35	Special Meeting Proxy Statement

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth compensation earned in 2018, 2017 and 2016 by our Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer and Chief Executive Officer of Enstar (US), Inc. These individuals are referred to in this Proxy Statement as the "executive officers". The following table only includes information for the year or years in which such individuals qualified as named executive officers under SEC rules.

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)		Non-Equity Plan Incentive Compensation(3)	All Other Compensation	Total
Dominic Silvester(4)	2018	$2,470,126	$			$—	$696,604	$277,858	$3,444,588
Chief Executive Officer	2017	$2,366,424	$			$11,070,000	$2,899,926	$534,740	$16,871,090
	2016	$2,263,450	$		$		$2,800,000	$882,939	$5,946,389

Guy Bowker(5)	2018	$575,000		$263,500		$373,639	$316,250	$261,880	$1,790,269
Chief Financial Officer	2017	$468,750	$			$309,828	$575,000	$105,334	$1,458,912

Paul O’Shea(6)	2018	$1,271,535	$			$—	$476,826	$295,297	$2,043,658
President	2017	$1,265,302	$			$6,918,750	$1,907,303	$197,642	$10,288,997
	2016	$1,240,492	$			$—	$2,000,000	$169,832	$3,410,324

Orla Gregory(7)	2018	$1,122,000	$			$—	$406,725	$290,570	$1,819,295
Chief Operating Officer	2017	$1,116,500	$			$4,612,500	$1,626,900	$181,284	$7,537,184
	2016	$1,050,000		$199,250		$—	$1,300,750	$150,783	$2,700,783

Paul Brockman(8)	2018	$467,198		$70,692		$225,062	$322,389	$18,500	$1,103,841
Chief Executive Officer, Enstar (US), Inc.

(1)
All base salary amounts are presented in United States Dollars ("USD"). The change in Mr. Silvester's salary from 2017 to 2018 was the result of exchange rate fluctuation between British Pounds ("GBP") and USD; his salary was not increased in 2018. Mr. Silvester's nominal base salary is £1,848,090. Amounts paid to Mr. Silvester in GBP have been converted to USD for presentation in this Summary Compensation Table as described below in footnote 4.

(2)
The amount shown in the Stock Awards column represents the aggregate grant date fair value of time-vested restricted shares, RSUs and PSUs granted to our executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Amounts reported in the table in respect of PSUs granted in 2018 reflect a "target" level of performance. If the maximum level of performance were to be achieved, then the number of shares that would be received in respect of such 2018 PSUs would be 150% of the number of PSUs granted, and the grant date value of such awards would have been as follows: Guy Bowker - $560,458 and Paul Brockman - $337,593. Whether the recipients of PSUs will receive any shares in respect of PSU awards depends on whether Enstar achieves certain levels of growth in fully diluted book value per share. Due to the negative impact of our 2018 financial results, we currently carry the 3-year 2017 PSU awards granted to our CEO, President and COO at "threshold" value based on our current expectation that these awards will vest at or below the “threshold” level of achievement, which would result in either significantly diminished or zero payout upon vesting. “Threshold” represents 50% of the original number of PSUs granted.

(3)
The amounts reported reflect the actual performance-based annual incentive bonuses paid to each named executive officer for the applicable fiscal year pursuant to the Annual Incentive Plan. The bonuses paid pursuant to the Annual Incentive Plan are described above in "Compensation Discussion and Analysis - Annual Incentive Compensation”.

(4)
All Other Compensation for 2018 represents: (a) perquisites valued at aggregate incremental cost to Enstar, comprising additional medical and dental expense reimbursement pursuant to employment agreement ($27,401) and accommodation expense reimbursement and (b) other compensation consisting of a payment in respect of retirement benefit contribution ($247,013). The retirement benefit contribution is a payment we provide to all of our U.K.-based employees. Pursuant to his employment agreement, we began compensating Mr. Silvester in GBP in April 2017, and amounts paid to him in GBP have been converted to USD at the then-prevailing exchange rate on the relevant payroll date or, in the case of annual incentive awards for 2018, on the date of approval by the Compensation Committee.

(5)
All Other Compensation for 2018 represents other compensation, including: (i) cash payment in respect of retirement benefit contribution ($57,500) and (ii) payment of the employee’s share of Bermudian payroll and social insurance tax ($204,380). Both the retirement benefit contribution and the payroll and social insurance tax payment are payments we provide to all of our Bermuda-based employees.

(6)
All Other Compensation for 2018 represents other compensation, including: (i) cash payment in respect of retirement benefit contribution ($127,154) and (ii) payment of the employee’s share of Bermudian payroll and social insurance tax ($168,143). Both the retirement benefit contribution and the payroll and social insurance tax payment are payments we provide to all of our Bermuda-based employees.

(7)
All Other Compensation for 2018 represents other compensation, including: (i) cash payment in respect of retirement benefit contribution ($112,200) and (ii) payment of the employee’s share of Bermudian payroll and social insurance tax ($178,370). Both the retirement benefit contribution and the payroll and social insurance tax payment are payments we provide to all of our Bermuda-based employees.

(8)
All Other Compensation for 2018 represents other compensation, consisting of a Company matching contribution under our 401(k) plan ($18,500). This Company matching contribution under our 401(k) plan is offered to all of our U.S.-based employees.

Enstar Group Limited	36	Special Meeting Proxy Statement

Grants of Plan-Based Awards in 2018

Name	Award Type	Approval Date	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards(3)
				Threshold	Target	Maximum	Threshold	Target	Maximum
Dominic Silvester	AIP	n/a	n/a	$2,122,381	$2,711,932	$3,631,631

Guy Bowker	AIP	n/a	n/a	$439,875	$575,000	$727,375
	PSUs	11/6/2017	1/2/2018				936	1,871	2,807	$373,639

Paul O'Shea	AIP	n/a	5/10/2017	$1,144,382	$1,907,303	$2,517,639

Orla Gregory	AIP	n/a	n/a	$1,009,800	$1,626,900	$2,159,850

Paul Brockman	AIP	n/a	n/a	$422,037	$586,163	$773,735
	PSUs	11/6/2017	1/2/2018				564	1,127	1,691	$225,062

(1)
The amounts reported in these columns represent estimated possible payouts of performance-based annual incentive cash bonuses under the 2016-2018 Annual Incentive Plan ("AIP") in respect of 2018, assuming threshold achievement, target achievement and maximum achievement of the applicable performance metrics and assuming full negative and positive exercise of the Committee Adjustment Amount for threshold and maximum awards, respectively. The Committee Adjustment Amount is described in detail in "Compensation Discussion and Analysis - Annual Incentive Compensation - Committee Adjustment Amount". The actual amounts paid to our named executive officers in respect of 2018 are included in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column.

(2)
The amounts reported in these columns represent grants pursuant to the Equity Plan during 2018 of PSUs that cliff vest following a three-year performance period, subject to the Company's achievement of certain levels of growth in fully diluted book value per share selected by the Compensation Committee. Failure by the Company to attain at least a threshold level of financial performance during the performance period in respect of an award would result in zero vesting of PSUs under such award.

(3)
The amounts reported in this column represent the grant date fair value of time-vested restricted share units and performance share units granted to our named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions made in the valuation of stock awards are discussed in Note 19 - Share-Based Compensation and Pensions to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements with Named Executive Officers
We have employment agreements with all of our named executive officers. Our agreements with Messrs. Silvester and O’Shea originally became effective as of May 1, 2007 following our public listing on the NASDAQ stock exchange and have been extended on subsequent occasions. Our employment agreements with Ms. Gregory and Mr. Bowker originally became effective as of August 18, 2015 and July 28, 2015, respectively.
On March 28, 2017, we entered into a new employment agreement with Mr. Silvester (subsequently amended on April 12, 2017) with a three-year term extending until April 17, 2020, which reflects his relocation to the United Kingdom on such date, among other changes. On May 19, 2017, we entered into new employment agreements with Mr. O'Shea and Ms. Gregory with three-years terms extending to May 19, 2020. The new agreements for Messrs. Silvester and O'Shea and Ms. Gregory no longer contain an automatic renewal clause, nor a mandatory cost-of-living base salary increase (as existed in the prior agreements). Contractual clawbacks have also been added to supplement our Company policy.
In connection with his appointment as Chief Financial Officer, we entered into a new employment agreement with Mr. Bowker effective as of January 1, 2018. Mr. Bowker's employment agreement continues for an indefinite term until terminated in accordance with its terms.
Mr. Brockman's employment agreement was entered into on January 8, 2018 and continues for an indefinite term until terminated in accordance with its terms.
The material terms of each of the employment agreements are described below in the section entitled "Potential Payments upon Termination or Change in Control", and are substantially similar for the executives other than as noted. The employment agreements also provide for certain benefits and certain restrictive covenants upon termination of employment for various reasons.

Enstar Group Limited	37	Special Meeting Proxy Statement

Incentive Awards
Awards granted under our 2016 Annual Incentive Plan and our equity incentive plans are described in "Compensation Discussion and Analysis - Annual Incentive Compensation" and "Long-Term Incentive Compensation", respectively.
Retirement and Other Benefits
We maintain retirement plans and programs for our employees in Bermuda, Australia, the United Kingdom, Europe and the United States. On an annual basis, our employees and executive officers in Bermuda receive an amount equal to 10% of their base salaries in respect of a retirement benefit contribution. Our employees and executives in the United States receive a Company matching contribution under our 401(k) plan of up to 6% of base salary. The amounts paid to each of our executive officers in respect of these retirement benefits are included in the amounts shown in the "All Other Compensation" column of the Summary Compensation Table above. Amounts for other benefits included in the "All Other Compensation" column of the Summary Compensation Table are described in "Compensation Discussion and Analysis - Other Benefits and Perquisites".
Outstanding Equity Awards at 2018 Fiscal Year-End
The following table sets forth information regarding all outstanding equity awards held by the executive officers at December 31, 2018.

			Option Awards			Stock Awards(1)
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dominic Silvester	5/10/2017	(2)				10,000	$1,675,700
	5/10/2017	(3)						22,500	$3,770,325

Guy Bowker	11/17/2016	(2)				183	$30,665
	1/3/2017	(3)						275	$45,998
	11/17/2017	(2)				593	$99,369
	1/2/2018	(3)						936	$156,762

Paul O'Shea	5/10/2017	(2)				6,250	$1,047,313
	5/10/2017	(3)						14,063	$2,356,537

Orla Gregory	6/9/2014	(4)	20,000	$147.75	6/9/2024
	5/10/2017	(2)				4,167	$698,264
	5/10/2017	(3)						9,375	$1,570,969

Paul Brockman	5/13/2014	(5)				735	$123,164
	1/3/2017	(3)						502	$84,120
	11/17/2017	(2)				119	$19,941
	1/2/2018	(3)						564	$94,426

(1)	Market value of stock awards based on $167.57 per share, the closing price of our ordinary shares on December 31, 2018.

(2)	Represents a grant pursuant to the Equity Plan of RSUs that vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)
Represents grants pursuant to the Equity Plan of PSUs that cliff vest following a three-year performance period that began on January 1, 2017 for awards granted during 2017 and January 1, 2018 for awards granted during 2018, subject to the Company's achievement of certain levels of growth in fully diluted book value per share selected by the Compensation Committee. The amounts of unearned PSUs relating to the 2017-2019 and 2018-2020 performance periods are reported in the “Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested” column based on the threshold number of PSUs (50% of target) that may be earned for the performance period.

(4)	Represents fully vested cash-settled SARs granted in 2014. No shares of stock may be issued upon exercise.

Enstar Group Limited	38	Special Meeting Proxy Statement

(5)	Represents a grant pursuant to the 2006 Equity Incentive Plan of restricted shares that began vesting in five equal annual installments on March 31, 2015.
Option Exercises and Stock Vested during 2018 Fiscal Year
The following table sets forth information regarding the vesting of restricted shares held by the executive officers during the 2018 fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dominic Silvester	5,000	$1,050,250	(1)
Guy Bowker	479	$84,864	(2)
Paul O'Shea	3,125	$656,406	(3)
Orla Gregory	2,083	$437,534	(4)
Paul Brockman	913	$186,070	(5)

(1)	Based on $210.05 per share, the closing price of our ordinary shares on May 10, 2018 (the vesting date).

(2)	Based on $177.17 per share, the closing price of our ordinary shares on November 17, 2018 (the vesting date).

(3)	Based on $210.05 per share, the closing price of our ordinary shares on May 10, 2018 (the vesting date).

(4)	Based on $210.05 per share, the closing price of our ordinary shares on May 10, 2018 (the vesting date).

(5)
Based on $210.25 per share, the closing price of our ordinary shares on March 31, 2018 (the vesting date for 735 restricted shares) and $177.17, the closing price of our ordinary shares on November 17, 2018 (the vesting date for 178 RSUs).

Potential Payments upon Termination or Change in Control
This section describes payments that would be made to our executive officers following termination of employment or upon a change in control of the Company. In the first part of this section, we describe benefits under employment agreements and general plans that apply to any executive officer participating in those plans. We then provide estimated amounts of benefits assuming the occurrence of certain hypothetical termination events as of December 31, 2018.
Employment Agreements for Our Named Executive Officers
Our executive officers are entitled to certain benefits under their employment agreements upon termination of their employment.  An executive officer’s employment may terminate under any of the following circumstances: (i) by us for "cause" (as defined in the applicable executive’s agreement) or by the executive without "good reason" (as defined in the applicable executive’s agreement), (ii) by us without "cause" or by the executive with "good reason", (iii) following a "change of control" (as defined in the applicable executive’s agreement), (iv) upon the executive’s death or disability and (v) after expiration of the term of employment.
Upon termination for any reason, each executive is entitled to any salary, bonuses, expense reimbursement and similar amounts (including pension benefits) that were already earned, but not yet paid.
Termination for "Cause" or Voluntary Termination without "Good Reason". If we terminate the employment agreement of Mr. Silvester, Mr. O'Shea, Ms. Gregory or Mr. Bowker for "cause", or if one of them voluntarily terminates his/her employment agreement with us without "good reason", we will not be obligated to make any payments to the executive officer other than amounts that have been fully earned by, but not yet paid to, the executive officer. If we terminate the employment agreement of Mr. Brockman for "cause", we will not be obligated to make any payments to him other than amounts that have been fully earned by, but not yet paid to, him.
Termination "Without Cause" or Termination with "Good Reason". Our executive officers are entitled to the benefits described below if: (i) we terminate the executive officer’s employment "without cause" or (ii) the executive officer terminates his/her employment with "good reason": (A) any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by but not yet paid to the executive officer as of the date of termination; (B) a lump sum amount equal to three times the executive officer’s annual base salary (for Messrs. Silvester and O'Shea), two times (for Ms. Gregory), one time (for Mr. Bowker) and a continuation of base salary payments for a period of six months (for Mr. Brockman); (C) continued medical benefits coverage for the executive officer, his/her spouse and dependents at our expense for 36 months (for Messrs. Silvester and O'Shea), 24 months (for Ms. Gregory) and 12 months (for Mr. Bowker); (D) vesting of each outstanding unvested equity incentive award, if any, granted to the executive officer before, on or within three years of the effective date of the employment agreement (for Messrs. Silvester and O'Shea and Ms. Gregory); and (E) for the year in which the executive officer’s employment terminates, provided that we achieve any performance goals established in accordance with any incentive plan in which the executive officer participates, an amount equal to the bonus that the executive officer would have received had he or she been employed by us for the full year (an "Incentive Plan Payment") for Messrs. Silvester and O'Shea and Ms.

Enstar Group Limited	39	Special Meeting Proxy Statement

Gregory and an Incentive Plan Payment reduced on a pro rata basis to reflect the amount of calendar days during the year that he was employed (a "Pro Rata Incentive Plan Payment") for Messrs. Bowker and Brockman.
Termination Following a Change in Control. Our employment agreements with our named executive officers are "double trigger" in nature, meaning that in the event of a change in control as defined in the employment agreements, the executive officer is entitled to the prescribed employment agreement benefits only following termination of employment. Termination of employment must be either: (i) termination by us "without cause" or (ii) termination by executive with "good reason". The termination must also occur within one year of a change in control. If these conditions are met, the executive would be entitled to the same benefits described above under "Termination "Without Cause" or Termination with "Good Reason".
If the executive ends his/her employment following a change in control without "good reason", the executive would receive only earned but unpaid compensation as of the termination date under his/her employment agreement. In the event of termination by Mr. Brockman for any reason (other than for "cause"), we will not be obligated to make any payments to him other than amounts that have been fully earned by but not yet paid to him unless we elect to make his termination effective prior to the end of his six-month notice period.
Death of Executive. In the event of an executive officer’s death, his/her employment agreement automatically terminates, and his/her designated beneficiary or legal representatives are entitled to: (A) a lump sum payment equal to five times the executive officer’s annual base salary in effect at the time of his/her death, pursuant to life insurance benefits we maintain (for Messrs. Silvester and O'Shea and Ms. Gregory); (B) a Pro Rata Incentive Plan Payment; and (C) continued medical benefits coverage under the employment agreement for the executive officer’s spouse and dependents for a period of 36 months (for Messrs. Silvester and O'Shea), 24 months (for Ms. Gregory) and 12 months (for Mr. Bowker) following death.
Disability of Executive. For Mr. Silvester, Mr. O'Shea, Ms. Gregory and Mr. Bowker, either the executive officer or we may terminate his/her employment agreement if the executive officer becomes disabled (as defined in the applicable executive’s agreement). If the executive officer’s employment ends because of disability, then he/she is entitled to: (A) any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, the executive officer as of the date of such termination; (B) base salary for a period of 36 months (for Messrs. Silvester and O'Shea), 24 months (for Ms. Gregory) and 12 months (for Mr. Bowker) - with base salary payments being offset by any payments to the executive officer under the Company's disability insurance policies; (C) a Pro Rata Incentive Plan Payment (for Mr. Silvester, Mr. O'Shea, Ms. Gregory and Mr. Bowker); and (D) continued medical benefits coverage for the executive officer, his/her spouse and dependents at our expense for 36 months (for Messrs. Silvester and O'Shea), 24 months (for Ms. Gregory) and 12 months (for Mr. Bowker).
Restrictive Covenants. In addition, the employment agreements of Messrs. Silvester and O'Shea and Ms. Gregory provide the Company with certain protections in the form of restrictive covenants, including that if the executive fails to remain employed through the current term (other than in the event of termination by the Company "without cause" or by the executive with "good reason"), he/she may not compete with us for a specified period following the date of termination of employment. Such specified periods are 18 months with respect to Messrs. Silvester and O'Shea and 12 months with respect to Ms. Gregory. These agreements, and the agreements for Messrs. Bowker and Brockman, also include restrictive covenants regarding non-solicitation, confidentiality and non-disparagement. Messrs. Bowker and Brockman are subject to restrictive covenants regarding post-termination non-solicitation for periods of 12 months and six months, respectively.
Annual Incentive Plan
Under the Annual Incentive Plan, a change in control would accelerate payment of bonuses by changing the measurement period to determine bonuses from the calendar year to a period that begins on the first day of the calendar year and ends on the date of the change in control.
Equity Incentive Plans
Our Equity Plan provides that the Compensation Committee will not fully vest outstanding awards and will not make any payments in respect of outstanding awards if the Compensation Committee determines, prior to a Change in Control, that the surviving or successor corporation will assume all outstanding awards, or substitute a new award of the same type for each outstanding award. If such assumption or substitution does not occur, the Compensation Committee may fully vest all outstanding awards in the event of a Change in Control and may terminate such outstanding awards in exchange for a settlement payment based upon the price per Share received in connection with the Change in Control. Unless otherwise determined by the Compensation Committee, performance stock and PSUs with respect to completed performance periods shall be paid if earned and with respect to in-progress performance periods, a pro

Enstar Group Limited	40	Special Meeting Proxy Statement

rata portion of the target award opportunity shall be paid based on the portion of the performance period that has been completed as of the date of the Change in Control.
Hypothetical Payments and Benefits
The following table sets forth the benefits payable to each executive officer assuming the occurrence of certain hypothetical events on December 31, 2018.

Name	Executive Voluntary Termination or Company Termination for Cause(1)	Executive Voluntary Termination for Good Reason, Company Termination Without Cause(2)		Change in Control	Death	Disability
Dominic Silvester
Base Salary	$—	$7,074,605	(3)	$—	$—	$7,074,605	(4)
Bonus(5)	$—	$696,604		$—	$696,604	$696,604
Medical Benefits(6)	$—	$106,492		$—	$106,492	$106,492
Life Insurance(7)	$—	$—		$—	$11,791,008	$—
Accelerated Vesting(8)	$—	$9,216,350		$6,702,800	$6,702,800	$6,702,800
TOTAL	$—	$17,094,051		$6,702,800	$19,296,905	$14,580,501

Guy Bowker
Base Salary	$—	$575,000	(3)	$—	$—	$575,000	(4)
Bonus(5)	$—	$579,750		$—	$579,750	$579,750
Medical Benefits(6)	$—	$38,089		$—	$38,089	$38,089
Life Insurance	$—	$—		$—	$—	$—
Accelerated Vesting(8)	$—	$234,542		$295,873	$295,873	$295,873
TOTAL	$—	$1,427,381		$295,873	$913,712	$1,488,712

Paul O'Shea
Base Salary	$—	$3,814,605	(3)	$—	$—	$3,814,605	(4)
Bonus(5)	$—	$476,826		$—	$476,826	$476,826
Medical Benefits(6)	$—	$117,185		$—	$117,185	$117,185
Life Insurance(7)	$—	$—		$—	$6,357,675	$—
Accelerated Vesting(8)	$—	$5,760,219		$4,189,250	$4,189,250	$4,189,250
TOTAL	$—	$10,168,834		$4,189,250	$11,140,935	$8,597,865

Orla Gregory
Base Salary	$—	$2,244,000	(3)	$—	$—	$2,244,000	(4)
Bonus(5)	$—	$406,725		$—	$406,725	$406,725
Medical Benefits(6)	$—	$30,469		$—	$30,469	$30,469
Life Insurance(7)	$—	$—		$—	$5,610,000	$—
Accelerated Vesting(8)	$—	$3,840,202		$2,792,889	$2,792,889	$2,792,889
TOTAL	$—	$6,521,395		$2,792,889	$8,840,083	$5,474,083

Paul Brockman
Base Salary	$—	$234,465	(3)	$—	$—	$—
Bonus(5)	$—	$393,081		$—	$—	$—
Medical Benefits	$—	$—		$—	$—	$—
Life Insurance	$—	$—		$—	$—	$—
Accelerated Vesting(8)	$—	$206,055		$318,215	$318,215	$318,215
TOTAL	$—	$833,601		$318,215	$318,215	$318,215

(1)
Upon termination, the executive officer would be entitled only to amounts (including salary, bonus, expense reimbursement, etc.) that have been fully earned but not yet paid on the date of termination.

(2)
Pursuant to the "double trigger" nature of the executive officer employment agreements, any executive officer terminated without cause or resigning with good reason within one year of a change in control would receive benefits equivalent to those set forth in this column.

Enstar Group Limited	41	Special Meeting Proxy Statement

(3)
Reflects a lump sum payment equal to three times annual base salary in effect on December 31, 2018 for Messrs. Silvester and O'Shea; two times annual base salary for Ms. Gregory, one time annual base salary for Mr. Bowker and six months continuation of base salary for Mr. Brockman.

(4)
Reflects annual base salary in effect on December 31, 2018 for a period of 36 months for Messrs. Silvester and O'Shea, 24 months for Ms. Gregory and 12 months for Mr. Bowker, payable in accordance with our regular payroll practices, which would be offset by any amounts we recover under the Company's disability insurance policies.

(5)
Bonus payments for the 2018 year were determined in accordance with the process described in "Compensation Discussion and Analysis - Annual Incentive Compensation", the bonus amount is assumed to be equal to the actual bonus awarded to the executive officer for the year ended December 31, 2018, which was paid in cash in 2019.

(6)
Reflects the value of continued coverage under medical plans for certain executive officers and their respective families and assumes continuation of premiums paid by us as of December 31, 2018 for the maximum coverage period of 36 months for Messrs. Silvester and O'Shea, 24 months for Ms. Gregory and 12 months for Mr. Bowker.

(7)	Reflects a lump sum payment of life insurance benefits equal to five times annual base salary pursuant to a life insurance policy maintained on behalf of the executive by the Company.

(8)	Based on $167.57 per share, the closing price of our ordinary shares on December 31, 2018.

Enstar Group Limited	42	Special Meeting Proxy Statement

CEO PAY RATIO
SEC rules require the Company to determine the annual total compensation of our median-compensated employee for 2018 and present a comparison of that person's compensation to the annual total compensation of our CEO, Dominic Silvester. Our pay ratio was calculated using the ratio of Mr. Silvester's annual total compensation (as reported in the Summary Compensation Table) to the annual total compensation of our median employee (calculated in accordance with the Summary Compensation Table rules), for fiscal year 2018. Mr. Silvester's 2018 annual total reported compensation was $3,444,588. The 2018 annual total compensation of our median compensated employee was $89,410. Accordingly, our pay ratio for 2018 was 39 to 1, compared to 185 to 1 for 2017. The decrease was primarily attributable to the inclusion of the grant date fair value of an equity award intended to cover a three-year period in Mr. Silvester's 2017 total compensation figure that did not reoccur in 2018. In addition, his annual incentive award for 2018 was significantly lower than the prior year.
To calculate our CEO pay ratio, we identified a median-compensated employee for whom 2018 annual total compensation could be determined. We determined the median-compensated employee by collecting compensation data for all of our full- and part-time staff employed by us across all jurisdictions on October 1, 2018, excluding Mr. Silvester. We excluded from this population all personnel classified as independent contractors whose compensation is determined by third parties. This process resulted in the use of a different person as the median-compensated employee than the prior year.
To identify the median-compensated employee, we used total cash compensation as our compensation measure, which included (i) base salary or wages, including overtime, and (ii) annual incentive payments made during the one-year period ended September 30, 2018. Equity compensation, including any equity awards settled in cash, was not included in total cash compensation. We did not make any cost-of-living or other adjustments, assumptions or estimates. Total cash compensation paid in a foreign currency was converted to U.S. Dollars at prevailing exchange rates as of September 20, 2018.
OTHER GOVERNANCE MATTERS
Shareholder Proposals for the 2020 Annual General Meeting
Shareholder proposals intended for inclusion in the proxy statement for the 2020 annual general meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should be sent to our Corporate Secretary at Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX, Bermuda and must be received by December 28, 2019 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2020 proxy materials. If the date of next year’s annual general meeting is moved more than 30 days before or after the anniversary date of this year’s annual general meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. If the December 28, 2019 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2020 annual general meeting of shareholders if it is received no later than March 12, 2020, although it will not be included in the proxy statement. If a shareholder’s proposal is not timely received, then the proxies designated by our Board for the 2020 annual general meeting of shareholders may vote in their discretion on any such proposal the ordinary shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.
Householding
Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the proxy materials to you if you request them by calling or writing to Investor Relations at Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX, Bermuda (Telephone: (441) 292-3645). If you want to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address or phone number.
Other Matters
We know of no specific matter to be brought before the meeting that is not referred to in this Proxy Statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

Enstar Group Limited	43	Special Meeting Proxy Statement

Appendix A

ENSTAR GROUP LIMITED

AMENDED AND RESTATED

2016 EQUITY INCENTIVE PLAN

Enstar Group Limited	A-1	Special Meeting Proxy Statement

ENSTAR GROUP LIMITED
AMENDED AND RESTATED
2016 EQUITY INCENTIVE PLAN

SECTION 1 - PURPOSE

The Plan is intended to provide a means whereby the Company may, through the grant of Awards to Employees, Consultants and Non-Employee Directors, attract and retain such individuals and motivate them to exercise their best efforts on behalf of the Company and of any Related Corporation. The Plan is amended and restated in its entirety effective as of the Restatement Effective Date to reflect (1) the inclusion of a Joint Stock Ownership Plan as a sub-plan reflected on Schedule A and (2) an increase of 650,000 Common Shares that may be used for Awards under the Plan.

SECTION 2 - DEFINITIONS

The following terms, when used herein, shall have the following meanings unless otherwise required by the context:

(a)    “Approved Retirement” shall mean termination of a Grantee’s employment (i) on or after having met the conditions for normal or early retirement established under any defined benefit pension plan maintained by the Company or a Related Corporation and in which the Grantee participates or (ii) on or after attaining such age not less than 65 and completing such period of service, as the Committee shall determine from time to time. Notwithstanding the foregoing, the term “Approved Retirement” shall not apply to any Grantee whose employment with the Company or a Related Corporation has been terminated for Cause, whether or not such individual is deemed to be retirement eligible or is receiving retirement benefits under any defined benefit pension plan maintained by the Company or a Related Corporation and in which the Grantee participates or would otherwise satisfy the criteria set forth by the Committee as noted in the preceding sentence.
(b)    “Award” shall mean an ISO, Jointly-Owned Shares, NQSO, Performance Stock, PSU, SAR, Restricted Stock, RSU, Bonus Share, or Dividend Equivalents, awarded under the Plan by the Company to an Employee, a Consultant or a Non-Employee Director.
(c)    “Award Agreement” shall mean a written document evidencing the grant of an Award, as described in Section 11.
(d)    “Board” shall mean the Board of Directors of the Company.
(e)    “Bonus Shares” shall mean a grant of unrestricted Common Shares pursuant to Section 10(a).
(f)    “Cause” shall mean (a) fraud or dishonesty that results in a material injury to the Company or any Related Corporation, (b) conviction or plea of nolo contendre of any felony or (c) any act or omission detrimental to the conduct of the business of the Company or any Related Corporation in any way.
(g)    “Code” shall mean the United States Internal Revenue Code of 1986, as amended, including, for these purposes, any regulations promulgated by the Internal Revenue Service with respect to the provisions of the Code, and any successor thereto.
(h)    “Committee” shall mean the Compensation Committee of the Board or such other committee of the Board as the Board shall designate from time to time, which committee shall consist solely of not fewer than two directors of the Company, each of whom shall be appointed by and serve at the pleasure of the Board, and each of whom are intended to be a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, an “outside director” within the meaning of Section 162(m) of the Code and an “independent director” within the meaning of Nasdaq Marketplace Rule 4200(a)(15), or any successors thereto.
(i)    “Common Shares” shall mean the ordinary shares of the Company.
(j)    “Company” shall mean Enstar Group Limited, a Bermuda corporation.

Enstar Group Limited	A-2	Special Meeting Proxy Statement

(k)    “Consultant” shall mean an individual who is not an Employee or a Non-Employee Director and who has entered into a consulting arrangement with the Company or a Related Corporation to provide bona fide services that (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.
(l)    “Covered Employee” shall mean any Employee who is a “covered employee” within the meaning of Code section 162(m).
(m)    “Dividend Equivalents” shall mean the right to receive an amount equal to the regular cash dividends paid by the Company upon one Common Share which is awarded to a Grantee in accordance with Section 9(e) or Section 10(b) of the Plan.
(n)    “Employee” shall mean an officer or other employee of the Company or a Related Corporation.
(o)    “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.
(p)    “Fair Market Value” shall mean the following, arrived at by a good faith determination of the Committee:
(1)    the closing price of the Common Shares on a registered securities exchange or an over-the-counter market on the applicable date; or
(2)    such other method of determining fair market value that complies with Code §§422 and 409A and that is adopted by the Committee.

(q)    “Grantee” shall mean an Employee, a Consultant or a Non-Employee Director who has been granted an Award under the Plan.
(r)    “ISO” shall mean an Option which, at the time such Option is granted, qualifies as an incentive stock option within the meaning of Code §422 and is designated as an ISO in the applicable Award Agreement.
(s)    "Jointly-Owned Shares" shall mean an award of Common Shares granted pursuant to Section 5(b) in accordance with the JSOP.
(t)    "Joint Stock Ownership Plan" or "JSOP" shall mean a subplan designed to provide tax-efficient long-term equity incentive awards to our employees, non-employee directors and consultants who are U.K. tax residents.
(u)    “Non-Employee Director” shall mean a director of the Company who is not an Employee.
(v)    “NQSO” shall mean an Option which, at the time such Option is granted, does not qualify as an ISO (whether or not it is designated as an ISO in the applicable Award Agreement) or is not designated an ISO in the applicable Award Agreement.
(w)    “Options” shall mean ISOs and NQSOs which entitle the Grantee on exercise thereof to purchase Common Shares at a specified exercise price for a specified period of time.
(x)    “Performance Goals” shall mean the goal or goals applicable to a Grantee’s Award that are deemed by the Committee to be important to the success of the Company or any of its Related Corporations. The Committee shall establish the specific measures for each applicable goal for a Performance Period in accordance with the requirements of Section 3(d) hereof. Performance Goals need not be uniform with respect to each Grantee. In creating these measures, the Committee shall use one or more of the following business criteria: revenues, profit, consolidated net after-tax profit, income from operations, return on assets, return on net assets, return on equity, return on capital, market price appreciation of Common Shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, cash flow, market share, revenue growth, net revenue growth, net income growth, expense control and hiring of personnel. The business criteria may apply to the individual, a division, or to the Company and/or one or more Related Corporations and may be weighted and expressed in absolute terms or relative to the performance of other individuals or companies or an index.

Enstar Group Limited	A-3	Special Meeting Proxy Statement

(y)    “Performance Period” shall mean a period of at least one (1) year and not more than five (5) years, selected by the Committee during which the performance of the Company or any Related Corporation or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.
(z)    “Performance Stock” shall mean a type of Restricted Stock, where the lapse of restrictions is based on the actual achievement of Performance Goals.
(aa)    “Plan” shall mean the Enstar Limited 2016 Equity Incentive Plan as set forth herein and as amended from time to time.
(bb)    “PSU” shall mean a performance stock unit which is a type of RSU, the vesting of which is based on the actual achievement of Performance Goals.
(cc)    “Related Corporation” shall mean each “subsidiary corporation” of the Company, as defined in Code §424(f).
(dd)    "Restatement Effective Date" shall mean the date on which the Shareholders approve the amendment and restatement of the Plan, which occurred on [•].
(ee)    “Restricted Period” shall mean the period of time during which RSUs or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Sections 8 and 9 of the Plan.
(ff)    “Restricted Stock” shall mean Common Shares subject to restrictions determined by the Committee pursuant to Section 8.
(gg)    “RSU” shall mean a restricted stock unit granted pursuant to Section 9.
(hh)    “SAR” shall mean an Award entitling the recipient on exercise to receive an amount, in cash or Common Shares or in a combination thereof (such form to be determined by the Committee at or after grant, including after exercise of the SAR), determined by reference to appreciation in the value of Common Shares.
(ii)    “Termination of Service” shall mean (i) with respect to an Award granted to an Employee, the termination of the employment relationship between the Employee and the Company and all Related Corporations; (ii) with respect to an Award granted to a Consultant, the termination of the consulting or advisory arrangement between the Consultant and the Company and all Related Corporations; and (iii) with respect to an Award granted to a Non-Employee Director, the cessation of the provision of services as a director of the Company and all Related Corporations; provided, however, that if the Grantee’s status changes from Employee, Consultant or Non-Employee Director to any other status eligible to receive an Award under the Plan, the Committee may provide that no Termination of Service occurs for purposes of the Plan until the Grantee’s new status with the Company and all Related Corporations terminates. For purposes of this paragraph, if a Grantee is an Employee, Consultant or Non-Employee Director of a Related Corporation and not the Company, the Grantee shall incur a Termination of Service when such corporation ceases to be a Related Corporation, unless the Committee determines otherwise. A Termination of Service shall not be deemed to have resulted by reason of a bona fide leave of absence approved by the Committee.
SECTION 3 - ADMINISTRATION
(a)    Power to Grant. The Plan shall be administered by the Committee. Each member of the Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company. Grantees shall be those Employees, Consultants and Non-Employee Directors designated by the affirmative action of the Committee to participate in the Plan. The Committee shall have full authority, subject to the terms of the Plan, to select the Employees, Consultants and Non-Employee Directors to be granted Awards under the Plan and the terms and conditions of any and all Awards including, but not limited to, (i) the number of Common Shares to be covered by each Award; (ii) the time or times at which Awards shall be granted; (iii) the terms and provisions of the instruments by which Options may be evidenced, including the designation of Options as ISOs or NQSOs; (iv) the determination of the period of time during which restrictions on Restricted Stock or RSUs shall remain in effect; (v) the establishment and administration of any Performance Goals and Performance Periods applicable to Awards granted under the Plan; and (vi) the development and implementation of specific stock-based programs for the

Enstar Group Limited	A-4	Special Meeting Proxy Statement

Company and any Related Corporation that are consistent with the intent and specific terms of the framework created by this Plan. Appropriate officers of the Company or any Related Corporation may suggest to the Committee the Employees, Consultants and Non-Employee Directors who should receive Awards, which the Committee may accept or reject in its sole discretion. The Committee shall determine the terms and conditions of each Award at the time of grant. The Committee may establish different terms and conditions for different Grantees and for the same Grantee for each Award such Grantee may receive, whether or not granted at different times.
(b)    Rules, Interpretations and Determinations. The Committee may correct any defect, supply any omission, and reconcile any inconsistency in the Plan and in any Award granted hereunder, in the manner and to the extent it deems desirable. The Committee also shall have the authority (1) to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify, or rescind any such rules and regulations, (2) to adopt modifications, amendments, procedures, sub-plans and the like, which may be inconsistent with the provisions of the Plan, as are necessary to comply with the laws and regulations of other countries in which the Company operates in order to assure the viability of Awards granted under the Plan to individuals in such other countries, and (3) to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations, and interpretations shall be binding and conclusive upon the Company, its shareholders, and all Grantees, upon their respective legal representatives, beneficiaries, successors, and assigns, and upon all other persons claiming under or through any of them. The Committee’s determinations under the Plan (including the determination of the Employees, Consultants and Non-Employee Directors to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements hereunder) may vary, and need not be uniform, whether or not any such Employees, Consultants and Non-Employee Directors could be deemed to be similarly situated. Except as otherwise required by the by-laws of the Company or by applicable law, no member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.
(c)    409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Employees, Consultants and Non-Employee Directors of immediate tax recognition and additional taxes pursuant to such Section 409A. To that end, and without limiting the generality of the foregoing, unless otherwise expressly provided herein or in any Award Agreement, any amount payable or shares distributable hereunder in connection with the vesting of any Award (including upon the satisfaction of any applicable performance criteria) shall be paid not later than two and one-half months (or such other time as is required to cause such amounts not to be treated as deferred compensation under Section 409A of the Code) following the end of the taxable year of the Company or the Employee, Consultant and Non-Employee Director in which the Employee’s, Consultant’s or Non-Employee Director’s (as applicable) rights with respect to the corresponding Award (or portion thereof) ceased to be subject to a substantial risk of forfeiture. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Employee, Consultant or Non-Employee Director or any of his beneficiaries or transferees.
(d)    Performance Based Compensation Interpretations; Limitations on Discretion. Notwithstanding anything contained in the Plan to the contrary, to the extent the Committee has required upon grant that any Performance Stock or PSU must qualify as “other performance based compensation” within the meaning of Section 162(m)(4)(c) of the Code, the Committee shall (i) specify and approve the specific terms of any Performance Goals with respect to such Awards in writing no later than ninety (90) days from the commencement of the Performance Period to which the Performance Goal or Goals relate, and (ii) not be entitled to exercise any subsequent discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance based compensation.
SECTION 4 - STOCK
Subject to any adjustment required by Section 12, the maximum aggregate number of Common Shares that may be delivered under the Plan is equal to the (1) number of Common Shares previously reserved and not subject to an outstanding award under the Plan immediately prior to the Restatement Effective Date, (2) any Common Shares that are subject to an award under the Plan as of the Restatement Effective Date that expires or is cancelled, terminated, forfeited or settled in cash and would have become available for future award under the Plan

Enstar Group Limited	A-5	Special Meeting Proxy Statement

and (3) 650,000 additional Common Shares (which total of (1), (2) and (3) is also the maximum aggregate number of shares that may be issued under the Plan through Options, SARs, Restricted Stock, RSUs, Performance Stock, PSUs, Bonus Shares Dividend Equivalents and Grants under the Joint Stock Ownership Plan), subject to the following limits:

(a)    The aggregate number of Common Shares subject to Options granted to a Grantee during any calendar year under the Plan shall not exceed One Hundred Twenty Thousand (120,000) shares;
(b)    The aggregate number of Common Shares subject to stock-settled SARs granted to a Grantee during any calendar year under the Plan shall not exceed One Hundred Twenty Thousand (120,000) shares; and
(c)    The aggregate number of Common Shares subject to Performance Stock and PSUs granted to a Grantee during any calendar year under the Plan shall not exceed One Hundred Twenty Thousand (120,000) shares.
(d)    The aggregate number of Common Shares subject to Bonus Shares granted to a Grantee under the Plan shall not exceed One Hundred Twenty Thousand (120,000) shares.
(e)    The aggregate number of cash-settled SARs granted to a Grantee during any calendar year under the Plan shall not exceed Three Hundred Thousand (300,000) SARs.
These limits shall be subject to adjustment, as described in Section 12. Shares delivered under the Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose, from time to time, if it deems such purchase to be advisable.

Except as provided herein, if any Award expires, terminates for any reason, is cancelled, is forfeited or is settled in cash rather than Common Shares, the number of Common Shares with respect to which such Award expired, terminated, was cancelled, was forfeited or was settled in cash, shall not count toward the maximum number of Common Shares that may be issued under the Plan as set forth in this Section 4 and shall continue to be available for future Awards granted under the Plan. However, if an Option or SAR is cancelled, or a PSU is settled for cash, (i) the Common Shares covered by the cancelled Option or SAR shall be counted against the maximum number of shares specified above for Options and SARs that may be granted to a single Grantee, and (ii) the cash-settled PSU shall be counted against the maximum number of shares specified above for PSUs and Performance Stock, in each case, that may be granted to a single Grantee. In addition, the following Common Shares shall not again become available for issuance under the Plan: (i) any and all awarded Common Shares that are withheld by the Company to satisfy any tax withholding obligation, or any previously-acquired Common Shares tendered in payment of taxes relating to any Award; (ii) Common Shares that would have been issued upon exercise of an Option but for the fact that the exercise was pursuant to a "net-exercise" arrangement, (iii) Common Shares covered by a SAR that are not issued in connection with the stock settlement of the SAR upon its exercise; and (iv) Common Shares that are repurchased by the Company using Option exercise proceeds.

SECTION 5 - GRANTING OF AWARDS
(a)    The Committee may, on behalf of the Company, grant to Employees, Consultants and Non-Employee Directors such Awards as it, in its sole discretion, determines are warranted. More than one Award may be granted to an Employee, Consultant or Non-Employee Director under the Plan.
(b)    An Award may be made in Common Shares where the Common Shares are jointly owned by the Grantee and the Enstar Employee Benefit Trust. The Grantee’s interest in the Jointly-Owned Shares shall be as determined by the Committee and shall be subject to such terms and conditions as may be established by the Committee. The Grantee 's interest in the Jointly-Owned Shares shall be settled by the delivery of Common Shares (or, at the trustee's election, cash) having a Fair Market Value equal to the value of such interest at the time of vesting. Any portion of the Jointly-Owned Shares that are not delivered to the Grantee shall continue to be available for future Grants under the JSOP but shall not otherwise be available for other forms of Awards under the Plan.
SECTION 6 - TERMS AND CONDITIONS OF OPTIONS

Enstar Group Limited	A-6	Special Meeting Proxy Statement

Subject to the provisions of Section 4, Options may be granted to Grantees at such time or times as shall be determined by the Committee. Except as otherwise provided herein, the Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Grantee, except that ISOs may only be granted to Employees who satisfy the requirements for eligibility set forth under Code §424. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event (including, but not limited to, the completion of an individual or corporate Performance Goal) the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 4, the Committee shall determine the number of Options, if any, to be granted to the Grantee. Each Option grant shall be evidenced by an Award Agreement that shall specify the type of Option granted and such other terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Options may be granted in tandem with SARs (as described in more detail in Section 7); provided, however, that grants of ISOs shall not be granted in tandem with any other Awards.

(a)    Number of Shares. The Award Agreement shall state the number of Common Shares to which the Option pertains.
(b)    Exercise Price. The Award Agreement shall state the exercise price (where relevant to the terms of the Award ) which shall be determined and fixed by the Committee in its discretion, but the exercise price shall not be less than the higher of 100 percent (110 percent in the case of an ISO granted to a more-than-ten-percent shareholder, as provided in subsection (i) below) of the Fair Market Value of the Common Shares subject to the Option on the date the Option is granted or the par value thereof. Except as a result of any Adjustment Event as defined in Section 12, without prior shareholder approval the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or SAR nor to grant any new Options or SARS or other Awards, including cash, in substitution for or upon the cancellation of Options or SARs previously granted which shall have the effect of reducing the exercise price of any outstanding Option or SAR.
(c)    Term. The term of each Option shall be determined by the Committee, in its discretion; provided, however, that the term of each Option shall be not more than ten years from the date of grant (with respect to an ISO, five years in the case of a more-than-ten-percent shareholder (as provided in subsection (g) below) from the date of grant of the ISO). Each Option shall be subject to earlier termination as provided in subsections (f) below.
(d)    Exercise. Unless the Committee shall determine otherwise at the time of grant, one-third (1/3) of each Option granted pursuant to the Plan shall become exercisable on each of the first three (3) anniversaries of the date such Option is granted; provided that: (i) no Option shall become exercisable earlier than one (1) year after the date of grant (other than as may be permitted in Section 6(h)), and (ii) the Committee may establish performance-based criteria for exercisability of any Option.
Any exercisable Option may be exercised at any time up to the expiration or termination of the Option. Exercisable Options may be exercised, in whole or in part and from time to time, by giving notice of exercise to the Company at its principal office, specifying the number of shares to be purchased and accompanied by payment in full of the aggregate exercise price for such shares (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph (4) below, payment may be made as soon as practicable after the exercise). Only full shares shall be issued, and any fractional share which might otherwise be issuable upon exercise of an Option shall be forfeited.

The Committee, in its sole discretion, shall determine from the alternatives set forth in paragraphs (1) through (5) the methods by which the exercise price may be paid. To the extent an Award Agreement does not include one or more alternative, the Committee hereby specifically reserves the right to exercise its discretion to allow the Grantee to pay the exercise price using such alternative:

(1)    in cash or, if permitted by the Committee, its equivalent;
(2)    in Common Shares previously acquired by the Grantee;
(3)    in Common Shares newly acquired by the Grantee upon exercise of such Option (which shall constitute a disqualifying disposition in the case of an ISO);

Enstar Group Limited	A-7	Special Meeting Proxy Statement

(4)    by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount necessary to pay the exercise price of the Option; or
(5)    in any combination of paragraphs (1), (2), (3) and (4) above.
In the event the exercise price is paid, in whole or in part, with Common Shares, the portion of the exercise price so paid shall be equal to the aggregate Fair Market Value (determined as of the date of exercise of the Option) of the Common Shares used to pay the exercise price.

(e)    ISO Annual Limit. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Common Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (counting ISOs under this Plan and under any other stock option plan of the Company or a Related Corporation) shall not exceed $100,000. If an Option intended as an ISO is granted to an Employee and the Option may not be treated in whole or in part as an ISO pursuant to the $100,000 limit, the Option shall be treated as an ISO to the extent it may be so treated under the limit and as an NQSO as to the remainder.
For purposes of determining whether an ISO would cause the limitation to be exceeded, ISOs shall be taken into account in the order granted.

(f)    Termination of Service. Unless otherwise determined by the Committee at the time of grant and sets forth in the Award Agreement:
(1)    For Cause. If a Grantee’s Termination of Service occurs prior to the expiration date fixed for his or her Options for Cause, any Options granted to such Grantee that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter and the Committee may require that such Grantee disgorge any profit, gain or other benefit received in respect of the exercise of any such Award for a period of up to twelve (12) months prior to the Grantee’s Termination of Service for Cause.
(2)    Approved Retirement. If a Grantee’s Termination of Service occurs prior to the expiration date fixed for his or her Option by reason of Approved Retirement, such Option may be exercised by the Grantee at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) one year after the date of such Termination of Service. Such Option may be exercised to the extent of the number of shares with respect to which the Grantee could have exercised it on the date of such Termination of Service, or to any greater extent permitted by the Committee, and shall terminate with respect to the remaining shares.
(3)    Termination of Service for a Reason Other Than For Cause, Approved Retirement, Death or Disability. If a Grantee’s Termination of Service occurs prior to the expiration date fixed for his or her Option for any reason other than for Cause, Approved Retirement, death or disability, such Option may be exercised by the Grantee at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) three months after the date of such Termination of Service. Such Option may be exercised to the extent of the number of shares with respect to which the Grantee could have exercised it on the date of such Termination of Service, or to any greater extent permitted by the Committee, and shall terminate with respect to the remaining shares.
(4)    Disability. If a Grantee becomes disabled (within the meaning of Code §22(e)(3)) prior to the expiration date fixed for his or her Option, and the Grantee’s Termination of Service occurs as a consequence of such disability, such Option may be exercised by the Grantee at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) one year after the date of such Termination of Service. Such Option may be exercised to the extent of the number of shares with respect to which the Grantee could have exercised it on the date of such Termination of Service, or to any greater extent permitted by the Committee, and shall terminate with respect to the remaining shares. In the event of the Grantee’s legal disability, such Option may be exercised by the Grantee’s legal representative.
(5)    Death. Unless otherwise determined by the Committee at the time of grant and set forth in the Award Agreement, if a Grantee’s Termination of Service occurs as a result of death, prior to the expiration date fixed for his or her Option, or if the Grantee dies following his or her Termination of Service but prior to the expiration of the period determined under subsections (2), (3) or (4) above (including any extension of such period provided in the Award Agreement), such Option may be exercised by the Grantee’s estate, personal representative, or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of

Enstar Group Limited	A-8	Special Meeting Proxy Statement

the Grantee. Such post-death exercise may occur at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) one year after the date of the Grantee’s death. Such Option may be exercised to the extent of the number of shares with respect to which the Grantee could have exercised it on the date of his or her death, or to any greater extent permitted by the Committee, and shall terminate with respect to the remaining shares.
(g)    More-Than-Ten-Percent Shareholder. If, after applying the attribution rules of Code §424(d), the Grantee owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of a Related Corporation immediately before an ISO is granted to him or her, the exercise price for the ISO shall be not less than 110 percent of the Fair Market Value of the optioned Common Shares on the date the ISO is granted, and such ISO, by its terms, shall not be exercisable after the expiration of five years from the date the ISO is granted. The conditions set forth in this subsection shall not apply to NQSOs.
(h)    Exception to Minimum One (1) Year Vesting. A combined number of Options and SARs up to a maximum of five percent (5%) of the Common Shares available for Awards under the Plan may be granted without regard to the minimum one (1) year minimum exercisability provision in Sections 6(d)(i) and 7(b)(i).
SECTION 7 - SARS
(a)    Nature of SARs. An SAR entitles the Grantee to receive, with respect to each Common Share as to which the SAR is exercised, the excess of the share’s Fair Market Value on the date of exercise over its Fair Market Value on the date the SAR was granted. Such excess shall be paid in cash, Common Shares, or a combination thereof, as determined by the Committee. SARs may be granted to any Employee, Consultant or Non-Employee Director, all Employees, Consultants or Non-Employee Directors or any class of Employees, Consultants or Non-Employee Directors at such time or times as shall be determined by the Committee. SARs may be granted in tandem with an Option or on a freestanding basis, not related to any other Award. A grant of a SAR shall be evidenced in writing, whether as part of the agreement governing the terms of the Option, if any, to which such SARs relate or pursuant to a separate Award Agreement with respect to freestanding SARs, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.
(b)    Exercise of SARs. Unless the Committee shall determine otherwise at the time of grant, one-third (1/3) of each SAR granted pursuant to the Plan shall become exercisable on each of the first three (3) anniversaries of the date such SAR is granted; provided that: (i) no SAR shall become exercisable earlier than one (1) year after the date of grant (other than as may be permitted by Section 7(d)), and (ii) the Committee may establish performance-based criteria for exercisability of any SAR. Any exercise of an SAR must be in writing, signed by the proper person, and delivered or mailed to the Company, accompanied by any other documents required by the Committee.
(c)    Other Terms. Unless the Committee shall otherwise determine, the terms and conditions (including, without limitation, the exercise period of the SAR, the vesting schedule applicable thereto and the impact of any termination of service on the Grantee’s rights with respect to the SAR) applicable with respect to (i) SARs granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the SAR) to the terms and conditions applicable to the tandem Options and (ii) freestanding SARs shall be substantially identical (to the extent possible taking into account the differences related to the character of the SAR) to the terms and conditions that would have been applicable under Section 6 were the grant of the SARs a grant of an Option. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Stock for which the related Award is then exercisable.
(d)    Exception to Minimum One (1) Year Vesting. A combined number of Options and SARs up to a maximum of five percent (5%) of the Shares available for Awards may be granted without regard to the minimum one (1) year minimum exercisability provision in Sections 6(d)(i) and 7(b)(i).
SECTION 8 - RESTRICTED STOCK
(a)    General Requirements. The Committee, in its sole discretion, may make Awards to grantees of Restricted Stock. Any Award made hereunder of Restricted Stock shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan (including, but not limited to, requiring the Grantee to pay the Company an amount equal to the par value per share or such other amount for each share of

Enstar Group Limited	A-9	Special Meeting Proxy Statement

Restricted Stock awarded) as shall be prescribed by the Committee in its sole discretion, either at the time of grant or thereafter. At the time Restricted Stock is granted, the Committee shall determine whether or not the Restricted Stock is Performance Stock.
(b)    Shareholder Rights. Each Grantee who receives Restricted Stock shall have all of the rights of a shareholder with respect to such shares, subject to the restrictions set forth in subsection (c), including the right to vote the shares and receive dividends and other distributions. Any Common Shares or other securities of the Company received by a Grantee with respect to a share of Restricted Stock, as a stock dividend, or in connection with a stock split or combination, share exchange or other recapitalization, shall have the same status and be subject to the same restrictions as such Restricted Stock Any cash dividends with respect to a Grantee’s Restricted Stock shall be paid to the Grantee at the same time as such dividends are paid to other shareholders. Unless the Committee determines otherwise, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of all restrictions under the Plan and the Grantee has satisfied any tax withholding obligations applicable to such shares.
(c)    Restrictions. Except as otherwise specifically provided in the Plan, Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of, during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) shares of Restricted Stock to be transferred during the Restricted Periods pursuant to Section 17(d), provided that any shares of Restricted Stock so transferred shall remain subject to the provisions of this Section 8.
(d)    Lapse of Restrictions.
(1)    In General. Unless the Committee shall otherwise determine at the date an Award of Restricted Stock is made to the Grantee by the Committee, the Restricted Period shall commence upon the date of grant by the Committee and shall lapse with respect to the shares of Restricted Stock on the third (3rd) anniversary of the date of grant, unless sooner terminated as otherwise provided herein. Upon the lapse of all restrictions in accordance with this subsection (d) or Section 13, Common Shares shall cease to be Restricted Stock for purposes of the Plan.
(2)    Termination of Service. Unless the Committee shall otherwise determine at the date of grant and sets forth in the Award Agreement:
(A)    Due to Death or Disability. In the event a Grantee experiences a Termination of Service by reason of death or disability, the Restricted Period will lapse as to the entire portion of the shares of Restricted Stock transferred or issued to such Grantee under the Plan.
(B)    Due to Cause. In the event a Grantee experiences a Termination of Service for Cause, any Restricted Stock granted to such Grantee shall be forfeited at the time of such termination, and the Committee may require that such Grantee disgorge any profit, gain or other benefit received in respect of the lapse of restrictions on any prior grant of Restricted Stock for a period of up to twelve (12) months prior to the Grantee’s Termination of Service for Cause.
(C)    Due to Any Other Reason. In the event a Grantee experiences a Termination of Service for any other reason during the applicable vesting period, any Restricted Stock granted to such Grantee that is subject to a Restricted Period as of the date of Termination of Service shall be forfeited at the time of such termination.
(3)    Performance Stock. With respect to Performance Stock, the Restricted Period shall lapse at the end of the applicable Performance Period to the extent the applicable Performance Goals established by the Committee for such Performance Stock have been achieved, as determined by the Committee. For any Covered Employees and to the extent the Committee intends to comply with the requirements for performance-based Awards described generally under Code section 162(m), the Committee must certify, prior to vesting of any Performance Stock, that any applicable Performance Goals and/or other requirements have been satisfied, and that such amounts are consistent with the limits provided under Section 4(c). In no event shall the Committee have discretion to increase the extent to which the restrictions applicable to Performance Stock shall lapse beyond the extent to which the Performance Goals have been satisfied. Except as provided in Section 13 or in a Grantee’s employment agreement, and unless the Committee shall otherwise determine at the date of grant and sets forth in the Award Agreement, if the Grantee’s Termination of Service occurs for any reason prior to the end

Enstar Group Limited	A-10	Special Meeting Proxy Statement

of the Performance Period, the Grantee shall forfeit all Performance Stock granted with respect to such Performance Period.
(e)    Notice of Tax Election. Any Grantee making an election under section 83(b) of the Code for the immediate recognition of income attributable to the award of Restricted Stock must provide a copy thereof to the Company within 10 days of the filing of such election with the United States Internal Revenue Service.
SECTION 9 - RSUs
(a)    Nature of RSUs. An RSU entitles the Grantee to receive, with respect to each RSU that vests in accordance with subsection (c) or Section 13, one Common Share, cash equal to the Fair Market Value of a Common Share on the date of vesting, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Any fractional RSU shall be payable in cash.
(b)    Grant of RSUs. The Committee, in its sole discretion, may make Awards to Grantee of RSUs. Any Award made hereunder of Restricted Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan as shall be prescribed by the Committee in its sole discretion, either at the time of grant or thereafter. At the time of grant, the Committee shall determine the number of RSUs subject to the Award and whether or not the RSU is a PSU. The Company shall establish a bookkeeping account in the Grantee’s name which reflects the number and type of RSUs standing to the credit of the Grantee; no shares of Common Stock shall be issued at the time an Award of RSUs is made, and the Company shall not be required to set aside a fund for the payment of such Award. A Grantee shall not have any right, in respect of Restricted Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s stockholders until such time as Common Shares attributable to such Restricted Units have been issued to the Grantee.
(c)    Vesting.
(1)    In General. Unless the Committee shall otherwise determine at the date an Award of RSUs is made to the Grantee by the Committee, the Restricted Period shall commence upon the date of grant by the Committee and shall lapse with respect to the shares of RSUs on the third (3rd) anniversary of the date of grant, unless sooner terminated as otherwise provided herein.
(2)    Termination of Service. Unless the Committee shall otherwise determine at the date of grant and sets forth in the Award Agreement:
(A)    Due to Death or Disability. In the event a Grantee experiences a Termination of Service by reason of death or disability, the Restricted Period will lapse as to the entire portion of the shares of RSUs granted to such Grantee under the Plan.
(B)    Due to Cause. In the event a Grantee experiences a Termination of Service for Cause, any RSUs granted to such Grantee shall be forfeited at the time of such termination, and the Committee may require that such Grantee disgorge any profit, gain or other benefit received in respect of the lapse of restrictions on any prior grant of RSUs for a period of up to twelve (12) months prior to the Grantee’s Termination of Service for Cause.
(C)    Due to Any Other Reason. In the event a Grantee experiences a Termination of Service for any other reason during the applicable vesting period, any RSUs granted to such Grantee that are subject to a Restricted Period as of the date of Termination of Service shall be forfeited at the time of such termination.
(3)    PSUs. With respect to PSUs, the Restricted Period shall lapse at the end of the applicable Performance Period to the extent the applicable Performance Goals established by the Committee for such PSUs have been achieved, as determined by the Committee. For any Covered Employees and to the extent the Committee intends to comply with the requirements for performance-based Awards described generally under Code section 162(m), the Committee must certify, prior to vesting of any PSUs, that any applicable Performance Goals and/or other requirements have been satisfied, and that such amounts are consistent with the limits provided under Section 4. In no event shall the Committee have discretion to increase the extent to which the restrictions applicable to PSUs shall become payable beyond the extent to which the Performance Goals have been satisfied. Except as provided in Section 13 or in a Grantee’s employment agreement that is approved by the Committee, and unless the Committee shall otherwise determine at the date of grant and sets forth in the Award Agreement, if the Grantee’s

Enstar Group Limited	A-11	Special Meeting Proxy Statement

Termination of Service occurs for any reason prior to the end of the Performance Period, the Grantee shall forfeit all PSUs granted with respect to such Performance Period.
(d)    Payment. Upon the vesting of an RSU in accordance with subsection (c) or Section 13, payment, in Common Shares or cash (as applicable), shall be made on the vesting date, unless a different date is specified in the Award Agreement.
(e)    Dividend Equivalents. The Committee, in its sole discretion, may make Awards to Grantees of Dividend Equivalents in connection with the grant of RSUs and PSUs. Unless the Committee shall otherwise determine, the terms and conditions (including, without limitation, the payment date and vesting schedule applicable thereto and the impact of any termination of service on the Grantee’s rights with respect to such Dividend Equivalent) shall be substantially identical (to the extent possible taking into account the differences related to the character of the Dividend Equivalent) to the terms and conditions applicable to the associated RSU or PSU.
SECTION 10 - OTHER AWARDS
(a)    Bonus Shares. The Committee may grant Bonus Shares under this Plan, including but not limited to awards under the Company's Annual Incentive Compensation Program. Such Bonus Shares shall be fully vested on the date made.
(b)    Dividend Equivalents. The Committee, in its sole discretion, may make Awards to Grantees of Dividend Equivalents as a separate Award and not in connection with any other Award, except as otherwise specifically provided herein. Unless the Committee shall otherwise determine at the date an Award of Dividend Equivalents is made to the Grantee by the Committee, such Dividend Equivalents shall accumulate until the third anniversary of the date of grant, shall vest and be paid upon such third anniversary provided the Grantee has not incurred a Termination of Service prior to such date and shall thereafter prior to the earlier of the expiration date of such Award or the Grantee’s Termination of Service be paid to the Grantee at the same time as the corresponding cash dividends are paid to shareholders.
SECTION 11 - AWARD AGREEMENTS
Awards granted under the Plan shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, and containing such provisions, as the Committee shall deem advisable that are not inconsistent with the provisions of the Plan.

SECTION 12 - ADJUSTMENT IN CASE OF CHANGES IN COMMON SHARES
The following shall be adjusted, as deemed appropriate by the Committee, to reflect any stock dividend, stock split, reverse stock split, split-up, spin-off, distribution, recapitalization, reorganization, merger, consolidation, dissolution, liquidation, exchange of shares, warrants or rights offering to purchase Common Shares at a price substantially below Fair Market Value, share combination or reclassification, extraordinary cash dividend or similar change in the capitalization of the Company (an “Adjustment Event”):

(a)    The maximum number and type of shares under the limits set forth in Section 4; and

(b)    The number and type of shares issuable upon exercise or vesting of outstanding Options, SARs, PSUs, RSUs and Jointly-Owned Shares (as well as the option price per share under outstanding Options, the Fair Market Value of a share on the date an outstanding SAR was granted and the share price hurdle for any Joint Ownership Agreement).

In the event any such change in capitalization cannot be reflected in a straight mathematical adjustment of the number of shares issuable upon the exercise or vesting of outstanding Options, SARs, RSUs and Jointly-Owned Shares (and a straight mathematical adjustment of the exercise price or Fair Market Value on the date of grant of a SAR) or Grants under the Joint Stock Ownership Plan, the Committee shall make such adjustments as are appropriate to reflect most nearly such straight mathematical adjustment. Such adjustments shall be made only as necessary to maintain the proportionate interest of Grantees, and preserve, without exceeding, the value of Awards.

Enstar Group Limited	A-12	Special Meeting Proxy Statement

To the extent deemed equitable and appropriate by the Committee and subject to any required action by shareholders of the Company, in any Adjustment Event that is a merger, consolidation, reorganization, liquidation, dissolution or similar transaction, any Award granted under the Plan shall be deemed to pertain to the securities and other property, including cash, to which a holder of the number of Common Shares covered by the Award would have been entitled to receive in connection with such Adjustment Event. Any shares of stock (whether Common Shares, shares of stock into which shares of Common Shares are converted or for which shares of Common Shares are exchanged or shares of stock distributed with respect to Common Shares) or cash or other property received with respect to any Award granted under the Plan as a result of any Adjustment Event or any distribution of property shall, except as otherwise provided by the Committee, be subject to the same terms and conditions (and to the same extent) as were applicable to such Awards prior to the Adjustment Event.

SECTION 13 - CHANGE IN CONTROL
(a)    Full Vesting. Unless determined otherwise by the Committee and subject to the provisions of Subsection 13(d) (relating to Section 409A) and Section 14 (relating to Options, SARs, Restricted Stock, and RSUs assumed or converted by an acquirer), in the event of a Change in Control, each Option and SAR then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or SAR, and the Restricted Period shall lapse as to each share of Restricted Stock and each RSU then outstanding. In connection with such a Change in Control, the Committee may, in its sole discretion, provide that each Option, SAR, Restricted Stock and/or RSU shall, upon the occurrence of such Change in Control, be cancelled in exchange for a payment per share/unit (the “Settlement Payment”) in an amount based on the Change in Control Price. Such Settlement Payment shall be in the form of cash or other property as determined by the Committee. Notwithstanding anything in the Section to the contrary, nothing herein shall increase the extent to which an Award is vested or exercisable if the Grantee’s Termination of Service occurs prior to the Change in Control.
(b)    Performance-Based Awards. Unless determined otherwise by the Committee and subject to the provisions of Section 14, in the event of a Change in Control, (a) any outstanding Performance Stock and PSUs relating to Performance Periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, and (b) all then-in-progress Performance Periods for Performance Stock and PSUs that are outstanding shall end, and all Grantees shall be deemed to have earned an award equal to a pro-rata portion of the Grantee’s target award opportunity for the Performance Period in question based on the portion of the Performance Period which has been completed as of the date of the Change in Control. The Company may, in its sole discretion and on such terms and conditions as it deems appropriate, pay all such Awards either (i) in Common Shares and/or (ii) as a Settlement Payment in cash or other property on the 30th day following such Change in Control, based on the Change in Control Price.
(c)    Definitions.
(1)    For purposes of this Plan, a “Change in Control” with respect to the Company shall mean the first to occur of any of the following events:
(A)    the acquisition by any person, entity or “group” required to file a Schedule 13D or Schedule 14D-1 under the Exchange Act (excluding, for this purpose, the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries which acquires ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either the then outstanding ordinary shares or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;
(B)    the election or appointment to the Board, or resignation of or removal from the Board, of directors with the result that the individuals who as of the date hereof constituted the Board (the “Incumbent Board”) no longer constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose appointment, election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board (other than an appointment, election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or
(C)    consummation, following approval by the shareholders of the Company, of: (i) a reorganization, merger or consolidation by reason of which persons who were the shareholders of the Company immediately prior

Enstar Group Limited	A-13	Special Meeting Proxy Statement

to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (ii) a liquidation or dissolution of the Company or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly).
(2)    For purposes of this Plan, “Change in Control Price” means the highest price per Common Share paid in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Common Shares on any of the 30 trading days immediately preceding the date on which a Change in Control occurs; provided that, with respect to any portion of any Option or SAR, the Change in Control Price shall not exceed the Fair Market Value of the Common Shares on the date that a Change in Control occurs.
(d)    Distribution of Amounts Subject to Section 409A. Notwithstanding anything in the Plan to the contrary, if any amount that is subject to Section 409A of the Code is to be paid or distributed solely on account of a Change in Control (as opposed to being paid or distributed on account of Termination of Service or within a reasonable time following the lapse of any substantial risk of forfeiture with respect to the corresponding Award), solely for purposes of determining whether such distribution or payment shall be made in connection with a Change in Control, the term Change in Control shall be deemed to be defined in the same manner as a "change in control event" is defined in Section 409A of the Code and the regulations thereunder. If any such distribution or payment cannot be made because an event that constitutes a Change in Control under the Plan is not a change of control event as defined under Section 409A, then such distribution or payment shall be distributed or paid at the next event, occurrence or date specified under the Plan or Award Agreement at which such distribution or payment could be made in compliance with the requirements of Section 409A of the Code.
SECTION 14 - ALTERNATIVE AWARDS
Notwithstanding Section 13, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, SAR, Restricted Stock, RSU, Performance Stock and/or PSU if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Award shall be honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Grantee’s employer (or the parent or an affiliate of such employer) immediately following the Change in Control; provided that any such Alternative Award must:

(a)    be based on stock that is traded on an established securities market;
(b)    provide such Grantee with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedules;
(c)    have substantially equivalent value to such Award (determined at the time of the Change in Control); and
(d)    have terms and conditions which provide that in the event that the Grantee’s employment is involuntarily terminated for any reason other than for Cause, all of such Grantee’s Awards shall be deemed immediately and fully exercisable and/or all restrictions shall lapse, and shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities, or in a combination thereof, in an amount equal to (i) the fair market value of such stock on the date of the Grantee’s termination (with respect to any Restricted Stock, and/or RSUs), (ii) the excess of the fair market value of such stock on the date of the Grantee’s termination over the corresponding exercise or base price per share, if any (with respect to any Option and/or SARs), or (iii) the Grantee’s target award opportunity for the Performance Period in question (with respect to any performance-based Awards).

Enstar Group Limited	A-14	Special Meeting Proxy Statement

SECTION 15 - AMENDMENT OF THE PLAN AND OUTSTANDING AWARDS
The Board, pursuant to resolution, may at any time and from time to time amend, modify or suspend the Plan, in whole or in part, without notice to or consent of any Employee, Consultant or Non-Employee Director, provided, however, that the following amendments shall require the approval of shareholders:

(1)    a change in the class or classes of employees eligible to participate in the Plan with respect to ISOs;
(2)    except as permitted under Section 12, an increase in the maximum aggregate number of Common Shares with respect to which ISOs may be granted under the Plan;
(3)    modification of the material terms of a “performance goal,” within the meaning of Treas. Reg. § 1.162-27(e)(4)(vi) or any successor thereto (to the extent compliance with section 162(m) of the Code is desired); and
(4)    any amendment for which shareholder approval is required under the rules of the exchange or market on which the Common Shares are listed or traded.
Subject to the provisions of the Plan, the Committee may amend an outstanding Award in any respect whatsoever and at any time, in whole or in part, without notice to or consent of any Grantee.

No amendment, modification or termination of the Plan or any Award shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Grantee , provided, however, that (i) any change pursuant to, and in accordance with the requirements of, Section 14; (ii) any acceleration of payments of amounts accrued under the Plan by action of the Committee or by operation of the Plan’s terms; or (iii) any decision by the Committee to limit participation (or other features of the Plan) prospectively under the Plan shall not be deemed to violate this provision.

SECTION 16 - TERMINATION OF PLAN; CESSATION OF ISO GRANTS
The Board, pursuant to resolution, may terminate the Plan at any time and for any reason. No Awards shall be granted hereunder after the 10th anniversary of the Restatement Effective Date. Nothing contained in this Section, however, shall terminate or affect the continued existence of rights created under Awards granted hereunder which are outstanding on the date the Plan is terminated and which by their terms extend beyond such date.

SECTION 17 - MISCELLANEOUS
(a)    Effective Date. This Plan shall become effective on the date the shareholders of the Company approve the Plan.
(b)    Rights. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to be granted an Award, or any other right hereunder, unless and until the Committee shall have granted such individual an Award, and then his or her rights shall be only such as are provided in the Award Agreement and this Plan. Notwithstanding any provisions of the Plan or the Award Agreement with an Employee, the Company and any Related Corporation shall have the right, in its discretion but subject to any employment contract entered into with the Employee, to retire the Employee at any time pursuant to its retirement rules or otherwise to terminate his or her employment at any time for any reason whatsoever, or for no reason. A Grantee shall have no rights as a shareholder with respect to any shares covered by his or her Award until the issuance of a stock certificate to him or her for such shares, except as otherwise provided under Section 8(b) (regarding Restricted Stock).
(c)    Indemnification of Board and Committee. Without limiting any other rights of indemnification which they may have from the Company and any Related Corporation, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan, or any Award granted hereunder, and

Enstar Group Limited	A-15	Special Meeting Proxy Statement

against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any such claim, action, suit, or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his or her own behalf. The provisions of this Section shall not give members of the Board or the Committee greater rights than they would have under the Company’s by-laws or Bermuda law.
(d)    Transferability; Registration. No ISO, Jointly-Owned Shares, Restricted Stock or RSU shall be assignable or transferable by the Grantee other than by will or by the laws of descent and distribution. During the lifetime of the Grantee, an ISO shall be exercisable only by the Grantee or, in the event of the Grantee’s legal disability, by the Grantee’s guardian or legal representative. Except as provided in a Grantee’s Award Agreement, such limits on assignment, transfer and exercise shall also apply to NQSOs and SARs. If the Grantee so requests at the time of exercise of an Option or an SAR, or at the time of grant of Restricted Stock or vesting of an RSU, the certificate(s) shall be registered in the name of the Grantee and the Grantee’s spouse jointly, with right of survivorship.
(e)    Beneficiary Designation. Each Grantee may designate the person(s) or entities as the beneficiary(ies) to whom the Grantee’s Award may (subject to the provisions of the Plan) be paid in the event of the Grantee’s death prior to the payment of such Award to him or her. Each beneficiary designation shall be substantially in the form determined by the Committee and shall be effective only when filed with the Committee during the Grantee’s lifetime. Any beneficiary designation may be changed by a Grantee without the consent of any previously designated beneficiary or any other person or entity, unless otherwise required by law, by the filing of a new beneficiary designation with the Committee. The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed. If any Grantee fails to designate a beneficiary in the manner provided above, or if the beneficiary designated by a Grantee predeceases the Grantee, the Committee may direct such Grantee’s Award to be paid to the Grantee’s surviving spouse or, if the Grantee has no surviving spouse, then to the Grantee’s estate.
(f)    Listing and Registration of Shares. Each Award shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the Common Shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase of Common Shares thereunder, or that action by the Company, its shareholders, or the Grantee should be taken in order to obtain an exemption from any such requirement or to continue any such listing, registration, or qualification, no such Award may be exercised, in whole or in part, and no Jointly-Owned Shares, Restricted Stock, RSU or Bonus Shares may be awarded, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Committee. Without limiting the generality of the foregoing, each Grantee or his or her legal representative or beneficiary may also be required to give satisfactory assurance that such person is an eligible purchaser under applicable securities laws, and that the shares purchased or granted pursuant to the Award shall be for investment purposes and not with a view to distribution; certificates representing such shares may be legended accordingly.
(g)    Withholding and Use of Shares to Satisfy Tax Obligations. The Company and any Related Corporation shall have the right and power to deduct from all payments or distributions hereunder, or require a Grantee to remit to the Company promptly upon notification of the amount due, an amount (which may include Common Shares) to satisfy any federal, state, local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award. The Company may defer payments of cash or issuance or delivery of Common Shares until such withholding requirements are satisfied. The Committee may, in its discretion, permit a Grantee to elect, subject to such conditions as the Committee shall impose, (a) to have Common Shares otherwise issuable under the Plan withheld by the Company or (b) to deliver to the Company previously acquired Common Shares (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date of exercise not in excess of the amount required to satisfy the withholding tax obligations.
(h)    Acquisitions. Notwithstanding any other provision of this Plan, Awards may be granted hereunder in substitution for awards held by employees, consultants or directors of other entities who are about to, or have, become Employees, Consultants or Non-Employee Directors as a result of a merger, consolidation, acquisition of

Enstar Group Limited	A-16	Special Meeting Proxy Statement

assets or similar transaction by the Company or Related Corporation. The terms of the substitute Awards so granted may vary from the terms set forth in this Plan to such extent the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted; provided, however, that no substitute Award shall be granted which will subject the Award to section 409A of the Code (if it previously was not subject to such Code section).
(i)    Application of Funds. Any cash received in payment for shares pursuant to an Award shall be added to the general funds of the Company. Any Common Shares received in payment for shares shall become treasury stock.
(j)    No Obligation to Exercise Award. The granting of an Award shall impose no obligation upon a Grantee to exercise such Award.
(k)    Governing Law. The Plan shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of Bermuda (without reference to principles of conflicts of laws) shall govern the operation of, and the rights of Grantees under, the Plan, and Awards granted thereunder.
(l)    Unfunded Plan. The Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
(m)    No Guarantee of Participation. Except to the extent expressly selected by the Committee to be a Grantee, no person (whether or not an Employee, Consultant, Non-Employee Director or a Grantee) shall at any time have a right to be selected for (or additional) participation in the Plan, despite having previously participated in an incentive or bonus plan of the Company or an affiliate.
(n)    No Limitation on Compensation; Scope of Liabilities. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans if and to the extent permitted by applicable law. The liability of the Company or any Related Corporation under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company or any affiliate thereof or the Committee not expressly set forth in the Plan.
(o)    Requirements of Law. The granting of Awards and the issuance of Common Shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(p)    No Impact On Benefits. Except as may otherwise be specifically provided for under any employee benefit plan, policy or program provision to the contrary, Awards shall not be treated as compensation for purposes of calculating an Employee’s right under any such plan, policy or program.
(q)    No Constraint on Corporate Action. Except as provided in Section 15, nothing contained in this Plan shall be construed to prevent the Company or any Related Corporation, from taking any corporate action (including, but not limited to, the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any Awards made under this Plan. No Employee, beneficiary, or other person, shall have any claim against the Company, or any Related Corporation, as a result of any such action.
(r)    Distribution of Amounts Subject to Section 409A. Notwithstanding anything in the Plan to the contrary, if any amount that is subject to Section 409A of the Code is to be paid or distributed solely on account of a Change in Control (as opposed to being paid or distributed on account of Termination of Service or within a reasonable time following the lapse of any substantial risk of forfeiture with respect to the corresponding Award), solely for purposes of determining whether such distribution or payment shall be made in connection with a Change in Control, the term Change in Control shall be deemed to be defined in the same manner as a "change in control event" is defined in Section 409A of the Code and the regulations thereunder. If any such distribution or payment cannot be made because an event that constitutes a Change in Control under the Plan is not a change of control event as defined

Enstar Group Limited	A-17	Special Meeting Proxy Statement

under Section 409A, then such distribution or payment shall be distributed or paid at the next event, occurrence or date specified under the Plan or Award Agreement at which such distribution or payment could be made in compliance with the requirements of Section 409A of the Code.

Enstar Group Limited	A-18	Special Meeting Proxy Statement

SCHEDULE A
JOINT-STOCK OWNERSHIP PLAN SUB-PLAN

SECTION 1 - DEFINITIONS AND INTERPRETATION
In this Schedule and any Joint Ownership Agreement (as defined below), Plan refers to the Enstar Group Limited Amended and Restated 2016 Equity Incentive Plan, and unless otherwise stated, words and expressions defined in the Plan shall have the same meaning when used in this Schedule.
For the purposes of this Schedule and the Joint Ownership Agreement, Section 2 (Definitions) shall be extended to include the following:

(a)	“Eligible Individual” shall mean an Employee, Consultant or Non-Employee Director selected by the Committee to receive an Invitation.

(b)	“Enstar Employee Benefit Trust” shall mean that certain trust entered into between the Company and a trustee selected by the Company pursuant to the deed of trust.

(c)	“Grant” shall mean the acquisition of an Interest in Common Shares pursuant to the rules of the Plan and subject to the terms of a Joint Ownership Agreement.

(d)	“Grant Date” shall mean the date on which the Employee, Consultant or Non-Employee Director executes the Joint Ownership Agreement.

(e)	“Interest” shall mean a joint interest in Common Shares in the capital of the Company acquired by a Grantee pursuant to a Joint Ownership Agreement.

(f)	“Invitation” shall mean an invitation from the Committee to an Eligible Individual to acquire an Interest given pursuant to Section 3 paragraph (a).

(g)	“Joint Ownership Agreement” shall mean an agreement made between the Company, the Grantee and the Trustee.

(h)	“Trustee” shall mean the trustee or trustees for the time being of the Enstar Employee Benefit Trust.

(i)
“Vest” shall mean in this Plan and in any related Joint Ownership Agreement, the date on which the Grantee becomes entitled to call for the sale of their Interest and “Vests”, “Vesting” and “Vested” shall be construed accordingly.

SECTION 2 - GRANTING OF AWARDS
The Committee may, on behalf of the Company, make to Eligible Individuals such Grants as it, in its sole discretion, determines are warranted. More than one Grant may be made to an Eligible Individual under this Schedule.
SECTION 3 - TERMS AND CONDITIONS OF AWARDS

(a)	Participation.
Subject to the provisions of Section 4 of the Plan, the Committee may, at any time, invite one or more Eligible Individuals, together with the Trustee, to acquire an Interest by subscribing jointly for a given number of Common Shares on, and subject to the terms of a Joint Ownership Agreement.

(b)	Acquisition of an Interest in Common Shares.
Where an Eligible Individual receives an Invitation:

(i)	they may accept the Invitation (and acquire an Interest) by executing a Joint Ownership Agreement;

Enstar Group Limited	A-19	Special Meeting Proxy Statement

(ii)
until they have accepted an Invitation pursuant to Section 3(b)(i) of this Schedule and the Committee has approved this, they shall have no rights to an Interest nor any rights under this Schedule; and

(iii)
to the extent that a valuation of any Interest in the Common Shares is to be agreed for tax purposes with HM Revenue & Customs in connection with the provisions of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) or otherwise, the conduct of such valuation shall be undertaken by the Company.

(c)	Conditions.

(i)
The Grantee and the Company or Related Corporation (as relevant) shall, on the Grant Date and as a condition of the Grant being made, enter into a joint election in respect of any Grant in accordance with section 431 of ITEPA to disapply in full the restricted securities legislation contained in Chapter 2 of Part 7 of ITEPA.

(ii)	Every Grant shall be personal to the Grantee to whom it is granted and shall not be assigned, transferred or charged in any way (except as provided in any Joint Ownership Agreement or this Schedule).
(d)    Cessation of Employment or Office.

(i)
If a Grantee ceases to hold office or employment with the Company or a Related Corporation, a certificate issued by the Company as to the reason why the Grantee ceased to be a director, officer or employee shall be conclusive.

(ii)
For the purposes of this Section 3(d), no person shall be treated as ceasing to hold an office or employment with the Company or a Related Corporation until that person no longer holds an office or employment with the Company or a Related Corporation.

(iii)
For the purposes of this Section 3(d), if the Committee so determines, a Grantee will not be treated as ceasing to hold an office or employment with the Company or a Related Corporation if such Grantee is on an extended leave of absence, until the earlier of the date on which they notify their employer of their intention not to return or the date on which they cease to have any statutory or contractual rights to return to work.

(e)    Tax liability.
Each Grantee shall be responsible for, and indemnifies the Company and the Trustee against, all relevant taxes relating to their Award. The Company, or a Related Corporation, and/or the Trustee may withhold an amount equal to such relevant tax from any amounts due to the Grantee (to the extent such withholding is lawful) and/or make any other arrangements as it considers appropriate to ensure recovery of such relevant taxes including, without limitation, the sale of sufficient Common Shares acquired pursuant to the Grant to realise an amount equal to the relevant taxes (and the payment of that amount to the relevant authorities in satisfaction of the relevant taxes).

SECTION 4 - JOINT OWNERSHIP AGREEMENT
Grants made under this Schedule shall be evidenced by the Joint Ownership Agreement in such form as the Committee shall from time to time approve, and containing such provisions, as the Committee shall deem advisable that are not inconsistent with the provisions of this Schedule. The Joint Ownership Agreement shall, amongst other matters, set out:

(i)
the Vesting schedule and performance and other conditions for the Grant and the period during which the Grantee may serve notice on the Trustee requesting the Trustee to sell the Grantee's Interest; and

(ii)	the treatment of any Grant if the Grantee's employment, engagement or service with the Company and any Related Corporation terminates.

Enstar Group Limited	A-20	Special Meeting Proxy Statement

SECTION 5 - CHANGE IN CONTROL
Unless the Committee otherwise determines, Vesting of a Grant shall accelerate on a Change in Control so that the Grant is fully Vested as a result of such event and the Grantee may serve notice on the Trustee to accept the offer or other event with respect to the Grantee's Interest, unless the Trustee, in its discretion, decides to exchange the Common Shares subject to the Grant for the stock consideration payable to the Company's shareholders. Any stock consideration shall be held subject to the terms of the Grant as if the Change in Control event had not occurred. In the Committee's discretion, a Joint Ownership Agreement may require the satisfaction of performance conditions for accelerated vesting of a Grant to occur following a Change in Control.

SECTION 6 - ENSTAR EMPLOYEE BENEFIT TRUST AND TERMINATION THEREOF
Any Shares contributed to the Enstar Employee Benefit Trust may be used only for Grants of Jointly-Owned Shares and no other Awards. The Company in its discretion may terminate the Enstar Employee Benefit Trust, and upon such termination any Common Shares remaining in the Enstar Employee Benefit Trust shall revert to the Company. Upon termination of the Enstar Employee Benefit Trust, any Shares that revert to the Company shall no longer be available for Awards or Grants under the Plan and shall no longer be included in the number of available Shares determined under Section 4 of the Plan.

Enstar Group Limited	A-21	Special Meeting Proxy Statement

ENSTAR GROUP LIMITED P.O. BOX HM 2267 WINDSOR PLACE, 3RD FLOOR 22 QUEEN STREET, HAMILTON HM JX, BERMUDA [Investor Address]
VOTE BY INTERNET - www.proxyvote.com/ESGR

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on November , 2019 for shares held directly and by 11:59 P.M. ET on November , 2019 for shares held in a plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on November , 2019 for shares held directly and by 11:59 P.M. ET on November , 2019 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	CONTROL # SHARES PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal.				For	Against	Abstain

1.	Approval of the amended and restated 2016 Enstar Group Limited Equity Incentive Plan.			☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SHARES
CUSIP #
	Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date	SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice & Proxy Statement is/are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

ENSTAR GROUP LIMITED Special Meeting of Shareholders November , 2019 This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) Paul O'Shea and Guy Bowker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of ENSTAR GROUP LIMITED that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 9:00 A.M., ADT on November , 2019 at Enstar Group Limited, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, Bermuda, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side